UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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United Parcel Service, Inc.

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55 Glenlake Parkway, N.E., Atlanta, Georgia 30328
Notice of Annual Meeting of Shareowners
May 10, 2007

To our Shareowners:

United Parcel Service, Inc.’s annual meeting of shareowners will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 10, 2007, at 8:00 a.m. The purposes of the meeting are:

1.   To elect a board of directors to serve until our 2008 annual meeting of shareowners;

2.   To ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2007; and

3.   To transact any other business as may properly come before the meeting.

Our board of directors has fixed the close of business on March 12, 2007 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting.

Teri P. McClure
Secretary

Atlanta, Georgia
March 19, 2007

Your vote is important. Please vote by using the Internet, by telephone or by signing and returning the enclosed proxy card as soon as possible to ensure your representation at the annual meeting. Your proxy card contains instructions for each of these voting options.

55 Glenlake Parkway, N.E., Atlanta, Georgia 30328

PROXY STATEMENT
FOR THE
2007 ANNUAL MEETING OF SHAREOWNERS

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our annual meeting of shareowners, which will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 10, 2007, at 8:00 a.m. The proxy is solicited by our board of directors. This proxy statement and proxy card are being sent to our shareowners on or about March 19, 2007.

Why am I receiving this proxy statement and proxy card?

You are receiving this proxy statement and proxy card because you own shares of United Parcel Service, Inc. common stock. This proxy statement describes issues on which we would like you to vote at our annual meeting of shareowners. It also gives you information on these issues so that you can make an informed decision.

When you vote by using the Internet, by telephone or by signing and returning the proxy card, you appoint Michael L. Eskew and Teri P. McClure as your representatives at the annual meeting. They will vote your shares at the annual meeting as you have instructed them (or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment). This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote by using the Internet, by telephone or by signing and returning your proxy card in advance.

Who is entitled to vote?

Holders of our class A common stock and our class B common stock at the close of business on March 12, 2007 are entitled to vote. March 12, 2007 is referred to as the record date.

In accordance with Delaware law, a list of shareowners entitled to vote at the meeting will be available in electronic form at the place of the annual meeting on May 10, 2007 and will be accessible in electronic form for ten days prior to the meeting at our principal place of business, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, and at the offices of Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, Wilmington, Delaware 19899, between the hours of 9:00 a.m. and 5:00 p.m.

To how many votes is each share of common stock entitled?

Holders of class A common stock are entitled to ten votes per share. Holders of class B common stock are entitled to one vote per share. On the record date, there were 389,330,656 shares of our class A common stock and 674,909,016 shares of our class B common stock outstanding and entitled to vote.

The voting rights of any shareowner or shareowners as a group, other than any of our employee benefit plans, who beneficially own shares representing more than 25 percent of our voting power are limited so that the shareowner or group may cast only one one-hundredth of a vote with respect to each vote in excess of 25 percent of the outstanding voting power.

How do I vote?

Shareowners of record may vote by using the Internet, by telephone or by mail as described below. Shareowners also may attend the meeting and vote in person. If you hold class B shares through a bank or broker, please refer to your proxy card or the information forwarded by your bank or broker to see which options are available to you.

•	You may vote by using the Internet. The address of the website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 9, 2007. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by using the Internet, you do not need to return your proxy card.

•	You may vote by telephone. The toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 9, 2007. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

•	You may vote by mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope that we have provided.

The method you use to vote will not limit your right to vote at the annual meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the annual meeting. If you hold your shares in “street name,” you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the annual meeting.

How many votes do you need to hold the annual meeting?

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the annual meeting will constitute a quorum. If a quorum is present, we can hold the annual meeting and conduct business.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;

•	sending written notice of revocation to our Corporate Secretary at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328; or

•	voting in person at the annual meeting.

Attendance at the meeting will not by itself revoke a proxy.

On what items am I voting?

You are being asked to vote on two items:

•	the election of directors to serve until our 2008 annual meeting of shareowners; and

•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2007.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?

With respect to the election of nominees for director, you may:

•	vote FOR the election of the 10 nominees for director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for the 10 nominees.

The 10 nominees receiving the highest number of affirmative votes will be elected as directors. This number is called a plurality.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. If the board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

How may I vote for the ratification of the appointment of our independent registered public accountants, and how many votes must the proposal receive to pass?

With respect to the proposal to ratify the appointment of our independent registered public accountants, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The ratification of the appointment of our independent registered public accountants must receive the affirmative vote of a majority of the votes that could be cast at the annual meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

How does the board of directors recommend that I vote?

The board recommends a vote

•	FOR all 10 director nominees; and

•	FOR the ratification of the appointment of our independent registered public accountants.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted FOR all 10 director nominees and FOR the ratification of the appointment of our independent registered public accountants.

Will my shares be voted if I do not vote by using the Internet, by telephone or by signing and returning my proxy card?

If you own class A shares and you do not vote by using the Internet, by telephone or by signing and returning your proxy card, then your class A shares will not be voted and will not count in deciding the matters presented for shareowner consideration in this proxy statement. If your class A shares are held pursuant to the UPS Qualified Stock Ownership Plan and Trust and you do not vote by using the Internet, by telephone or by signing and returning your proxy card, the trustee will vote your shares for each proposal in the same proportion as the shares held pursuant to that plan for which voting instructions were received.

If your class B shares are held in street name through a bank or broker, your bank or broker may vote your class B shares under certain circumstances if you do not provide voting instructions before the annual meeting, in accordance with New York Stock Exchange (“NYSE”) rules that govern the banks and brokers. These circumstances include “routine matters,” such as the election of directors and ratification of the appointment of our independent registered public accountants described in this proxy statement. With respect to these matters, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

What do I need to show to attend the annual meeting in person?

You will need proof of your share ownership (such as a recent brokerage statement or letter from your broker showing that you owned United Parcel Service Inc.’s stock as of March 12, 2007) and a form of photo identification. If you do not have proof of ownership and valid photo identification, you will not be admitted to the annual meeting. All bags, briefcases and packages will be held at registration and will not be allowed in the meeting.

Can I receive future proxy materials and annual reports electronically?

Yes. This proxy statement and the 2006 Annual Report to Shareowners are available on the investor relations page of our website located at www.shareholder.com/ups. Instead of receiving paper copies in the mail, shareowners can elect to receive an e-mail that provides a link to our future annual reports and proxy materials on the Internet. Opting to receive your proxy materials on-line will save us the cost of producing and mailing documents to your home or business, and will give you an automatic link to the proxy voting site.

If you are a shareowner of record and wish to enroll in the electronic proxy delivery service, you may do so by going to www.icsdelivery.com/ups and following the prompts.

ELECTION OF DIRECTORS
(Proposal No. 1)

There are 10 nominees to our board of directors this year. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected. All of the nominees have served as directors since our last annual meeting.

John Beystehner retired from our board on January 2, 2007. In accordance with our Corporate Governance Guidelines, Gary MacDougal, who has served our company as a director since 1973, is not standing for re-election at our annual meeting. We thank John and Gary for their many years of dedicated service to the board and to UPS.

The board of directors recommends a vote FOR the election
to the board of each of the following nominees.

Michael J. Burns Age 54 Director since 2005
Chairman, Chief Executive Officer and President, Dana Corporation

Michael is Chairman of the Board, President and Chief Executive Officer of Dana Corporation. He joined Dana Corporation in March 2004 after 34 years with General Motors Corporation. Michael had served as President of General Motors Europe since 1998.

D. Scott Davis Age 55 Director since 2006
UPS Vice Chairman and Chief Financial Officer

Scott earned a bachelor’s degree in finance from Portland State University and completed the Advanced Management Program at the Wharton School of Business. He joined UPS in 1986 when the company acquired an Oregon technology company, II Morrow, where he had served as the chief financial officer and then chief executive officer. From 1991 to 1998, Scott held positions of increasing responsibility as treasury manager, financial reports and plans manager and accounting manager. From late 1998 to early 2000, he served as chief executive officer of Overseas Partners, Ltd., a Bermuda reinsurance company. Scott rejoined UPS as its vice president of finance in 2000. He joined the UPS Management Committee and assumed the role of Chief Financial Officer in 2001. In 2006, Scott was also appointed Vice Chairman. He serves as a director of Honeywell International Inc. and the Federal Reserve Bank of Atlanta. Scott is also Chairman of the Georgia Council on Economic Education and a trustee of the Annie E. Casey Foundation, the world’s largest philanthropic foundation dedicated to helping disadvantaged children.

Stuart E. Eizenstat Age 64 Director since 2005
Partner, Covington & Burling LLP

Stuart has been a partner of Covington & Burling LLP in Washington, D.C. since 2001, and heads the law firm’s international practice. He served as Deputy Secretary of the United States Department of the Treasury from July 1999 to January 2001. He was Under Secretary of State for Economic, Business and Agricultural Affairs from 1997 to 1999. Stuart served as Under Secretary of Commerce for International Trade from 1996 to 1997 and was Ambassador to the European Union from 1993 to 1996. From 1977 to 1981 he was Chief Domestic Policy Advisor in the White House to President Carter. He is a trustee of BlackRock Funds, a member of the board of directors of the Chicago Climate Exchange and serves on the International Advisory Council of The Coca-Cola Company, on the advisory board of BT Americas Inc. and on the International Advisory Board of Group Menatep Limited. He has received seven honorary doctorate degrees and awards from the United States, French, German and Israeli governments. He is the author of “Imperfect Justice: Looted Assets, Slave Labor, and the Unfinished Business of World War II.”

Michael L. Eskew Age 57 Director since 1998
UPS Chairman and Chief Executive Officer

Mike joined UPS in 1972, after he received a bachelor of science degree in industrial engineering from Purdue University. He also completed the Advanced Management Program at the Wharton School of Business. In 1994, Mike was named UPS’s Corporate Vice President for Industrial Engineering. Two years later he became Group Vice President for Engineering. He was appointed Executive Vice President in 1999 and Vice Chairman in 2000. In January 2002, he succeeded Jim Kelly as Chairman and Chief Executive Officer. Mike serves on the President’s Export Council, he is Chairman of the U.S.-China Business Council, and he is a trustee of the Annie E. Casey Foundation. Mike also is a director of 3M Company and IBM.

James P. Kelly Age 63 Director since 1991
Former UPS Chairman and Chief Executive Officer

Jim joined UPS in 1964 as a package car driver in the Metro Jersey District. He was promoted into management as a package distribution center manager in 1966. In 1988, he was elected Senior Vice President and appointed UPS’s Labor Relations Manager. In 1992, Jim became Chief Operating Officer and in 1994, he became Executive Vice President. Jim succeeded Oz Nelson as Chairman and Chief Executive Officer in January 1997. In January 2002, Jim retired as Chairman and Chief Executive Officer. Jim also is a director of AT&T Corporation and Dana Corporation, and he is a trustee of the Annie E. Casey Foundation.

Ann M. Livermore Age 48 Director since 1997
Executive Vice President, Hewlett-Packard Company

Ann is Executive Vice President of Hewlett-Packard Company and general manager of its Technology Solutions Group. Before that, she was the general manager of the HP Services Business. Ann joined HP in 1982, was named marketing services manager for the Application Support Division in 1985, and was promoted to marketing manager of that division in 1989. Ann became the marketing manager of the Professional Services Division in 1991 and was named sales and marketing manager of the former Worldwide Customer Support Organization. Ann was elected a Vice President of HP in 1995 and was promoted to general manager of Worldwide Customer Support Operations in 1996. In 1997, she took on responsibility for HP’s software businesses as general manager of the newly formed Software and Services Group. In 1998, she was named general manager of the new Enterprise Computing Solutions Organization and, in 2001, general manager of the Services Business. Born in Greensboro, N.C., Ann holds a bachelor’s degree in economics from the University of North Carolina at Chapel Hill and an M.B.A. from Stanford University.

Victor A. Pelson Age 69 Director since 1990
Senior Advisor, UBS Securities LLC

Vic is a Senior Advisor to UBS Securities investment bankers. He has held this position with UBS and predecessor companies since 1996. He was associated with AT&T from 1959 to March 1996, and at the time of his retirement from AT&T was Chairman of Global Operations and a member of the Board of Directors. He also is a director of Eaton Corporation and Dun & Bradstreet.

John W. Thompson Age 57 Director since 2000
Chairman and Chief Executive Officer, Symantec Corporation

John has been Chairman and Chief Executive Officer of Symantec Corporation, the world leader in information security and availability solutions, since April 1999. Prior to joining Symantec, he held a variety of senior leadership positions at IBM, including General Manager of IBM Americas, and was a member of IBM’s Worldwide Management Council. John is a member of the Board of Directors of Seagate Technology. He currently serves on the President’s National Infrastructure Advisory Council and the Board of Advisors for Teach for America.

Carol B. Tomé Age 50 Director since 2003
Chief Financial Officer and Executive Vice President — Corporate Services, The Home Depot, Inc.

Carol has been Executive Vice President and Chief Financial Officer of The Home Depot, Inc., the world’s largest home improvement specialty retailer and the second largest retailer in the United States, since May 2001. In January 2007 Carol assumed the additional role of Executive Vice President — Corporate Services. Prior to that, she had been Senior Vice President — Finance and Accounting/Treasurer since February 2000. From 1995 until 2000, she served as Vice President and Treasurer. A native of Jackson, Wyoming, Carol holds a B.S. in Communication from the University of Wyoming and an M.B.A. in Finance from the University of Denver. She is an active volunteer, including serving as the chair of the Advisory Board for the Metropolitan Atlanta Arts Fund, The Committee of 200 and a member of the National Board of Directors for Girls Incorporated.

Ben Verwaayen Age 55 Director since 2005
Chief Executive, BT Group plc

Ben was appointed to the Board of BT Group plc in the United Kingdom in January 2002 and became Chief Executive in February 2002. He chairs the company’s Operating Committee. Ben was formerly Vice Chairman of the management board of Lucent Technologies in the USA from October 1999. He joined Lucent in September 1997 as Executive Vice President international and became Chief Operating Officer the following month. Prior to joining Lucent, Ben worked for KPN in the Netherlands for nine years as President and Managing Director of its telecoms subsidiary, PTT Telecom. From 1975 to 1988, he worked for ITT in Europe. Ben is a Dutch national.

Selecting Nominees for Director

Our board has delegated to the Nominating and Corporate Governance Committee the responsibility for reviewing and recommending to the board nominees for director. Board candidates are evaluated based upon various factors, such as personal character, values and disciplines, ethical standards, diversity, professional background and skills, all in the context of an assessment of the needs of the board at that time. In addition, each director is expected to ensure that other existing and planned future commitments do not materially interfere with his or her responsibilities as a director.

Accordingly, the Nominating and Corporate Governance Committee’s objective is to maintain a board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The Nominating and Corporate Governance Committee identifies new director candidates through a variety of sources.

The Nominating and Corporate Governance Committee will consider director candidates proposed by shareowners on the same basis as recommendations from other sources. Any shareowner who wishes to recommend a prospective candidate for the board of directors for consideration by the Nominating and Corporate Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328.

Meetings of the Board of Directors and Attendance at the Annual Meeting

Our board of directors held five meetings during 2006. Each of our directors attended at least 75 percent of the total number of meetings of the board and any committees of which he or she was a member. It is the board’s policy that our directors attend the annual meeting. All of the directors who were serving at our 2006 annual meeting of shareowners attended the annual meeting.

Director Independence

Our Corporate Governance Guidelines include categorical standards adopted by the board to determine director independence that meet the listing standards set forth by the NYSE. The portion of our Corporate Governance Guidelines addressing director independence is attached to this proxy statement as Annex I.

Pursuant to the Corporate Governance Guidelines, the board undertook its annual review of director independence in February 2007. During this review, the Board considered whether there were any transactions or relationships between each director or any member of his or her immediate family and UPS. The board also examined whether there were any transactions or relationships between an organization of which a director is a partner, shareholder or officer and UPS. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that a director is independent. The board also evaluated the categorical standards that form a part of our Corporate Governance Guidelines.

As a result of this review, the board affirmatively determined that the following directors nominated for election at the annual meeting are independent directors: Michael Burns, Stuart Eizenstat, Jim Kelly, Ann Livermore, Vic Pelson, John Thompson, Carol Tomé and Ben Verwaayen. The board also determined that Gary MacDougal is an independent director. The other directors nominated for election at the annual meeting, Mike Eskew and Scott Davis, are not independent directors because they are employed by UPS. In addition, John Beystehner, who served on our board in 2006, was not independent because he was employed by UPS.

In determining the independence of Michael Burns, Stuart Eizenstat, Ann Livermore, Vic Pelson, John Thompson, Carol Tomé and Ben Verwaayen, our board considered ordinary course transactions between UPS and the companies that employ these directors.

Other Information Regarding Directors

Michael Burns is the Chairman, Chief Executive Officer and President of Dana Corporation. Dana Corporation filed a voluntary petition under Chapter 11 of the federal bankruptcy laws on March 3, 2006.

Executive Sessions of our Non-Management Directors

Our non-management directors hold executive sessions without management present as frequently as they deem appropriate, and at least two times each year. The presiding director for these meetings rotates meeting by meeting among the chairpersons of the board committees that are composed entirely of independent directors, currently the Audit, Nominating and Corporate Governance and Compensation Committees. The presiding director determines the agenda for the session and, after the session, acts as a liaison between the non-management directors and the chairman and chief executive officer. The presiding director may invite the chairman and chief executive officer to join the session for certain discussions, as he or she deems appropriate. If the non-management directors include any directors who are not independent directors, then at least once a year there will be an executive session including only the independent directors.

Corporate Governance

Our Corporate Governance Guidelines are available on the governance section of the investor relations page of our website (www.shareholder.com/ups). In addition, the charters that have been adopted for each of the Audit, Compensation and Nominating and Corporate Governance Committees are available on the governance section of the investor relations page of our website.

We have a long-standing commitment to conduct our business in accordance with the highest ethical principles. Our Code of Business Conduct is applicable to all the representatives of our enterprise, including our executive officers and all other employees and agents of our company and our subsidiary companies, as well as to our directors. A copy of our code is available on the governance section of the investor relations page of our website.

A copy of our Corporate Governance Guidelines, committee charters and Code of Business Conduct may also be obtained without charge upon written request to: Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328.

Any shareowners or interested parties who wish to communicate directly with our board of directors, with our non-management directors as a group or with the presiding director of our non-management directors may do so by writing to Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328. Please specify to whom your letter should be directed. Once the communication is received by the corporate secretary, the corporate secretary reviews the communication. Communications that comprise advertisements, solicitations for business, requests for employment, requests for contributions or other inappropriate material will not be forwarded to our directors. Other communications are promptly forwarded to the addressee.

Committees of the Board of Directors

Our board of directors has four committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The following table shows the current members of each committee.

Nominating
and
Corporate
Director	Audit	Compensation	Governance	Executive

Michael J. Burns	X
D. Scott Davis				X
Stuart E. Eizenstat		X
Michael L. Eskew				X*
James P. Kelly			X
Ann M. Livermore			X
Gary E. MacDougal			X*
Victor A. Pelson		X*
John W. Thompson	X	X
Carol B. Tomé	X*
Ben Verwaayen	X

X= current committee member; * = chair

Audit Committee.  The primary responsibilities of our Audit Committee include:

•	discharging the board’s responsibility relating to our accounting, reporting and financial practices,

•	general responsibility for overseeing our accounting and financial reporting processes,

•	overseeing the integrity of our financial statements, our systems of disclosure controls and internal controls and our compliance with legal and regulatory requirements,

•	overseeing the qualification and independence of our auditors and the performance of our internal audit function and independent auditors, and

•	having sole authority to appoint and oversee a registered public accounting firm (as defined by applicable law) to serve as our independent auditors, including sole discretion to retain and terminate the independent auditors.

In 2006, the Audit Committee held eight meetings. Each member of our Audit Committee meets the independence requirements of the NYSE and SEC rules and regulations, and each is financially literate. Our board has determined that Carol Tomé is an audit committee financial expert as defined by the SEC.

Compensation Committee.  The primary responsibilities of our Compensation Committee include:

•	discharging the board’s responsibilities with respect to compensation of our executive officers,

•	establishing corporate goals and objectives relevant to the compensation for our Chairman and Chief Executive Officer (“CEO”),

•	evaluating the CEO’s performance in light of these goals and objectives and establishing the total compensation for the CEO based on this evaluation,

•	reviewing and approving the compensation of other executive officers based upon all relevant information, and

•	reviewing and approving awards to executive officers under our equity compensation plans.

In 2006, the Compensation Committee held four meetings. Each member of our Compensation Committee meets the independence requirements of the NYSE and is an outside director under Section 162(m) of the Internal Revenue Code. For additional information about the Compensation Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee.  The primary responsibilities of our Nominating and Corporate Governance Committee include:

•	receiving and considering recommendations from the CEO and others regarding succession at the CEO and other senior officer levels,

•	assisting the board in identifying and screening qualified candidates to serve as directors, including considering shareowner nominees,

•	recommending to the board candidates for election or reelection to the board or to fill vacancies on the board,

•	aiding in attracting qualified candidates to serve on the board, and

•	making recommendations to the board concerning corporate governance principles, including the structure, composition and functioning of the board and all board committees, the delegation of authority to management, board oversight of management actions and reporting duties of management.

In 2006, the Nominating and Corporate Governance Committee held four meetings. Each member of our Nominating and Corporate Governance Committee meets the independence requirements of the NYSE.

Executive Committee.  The Executive Committee may exercise all powers of the board of directors in the management of our business and affairs, except for those powers expressly reserved to the board under Delaware law. In 2006, the Executive Committee held no meetings.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table describes the beneficial ownership of our common stock as of February 1, 2007 by

•	our directors,

•	our Chief Executive Officer, Chief Financial Officer and three other executive officers that had the highest total compensation for 2006, calculated in accordance with SEC rules and regulations (the “Named Executive Officers”),

•	all of our directors and executive officers as a group, and

•	each shareowner known to us to beneficially own more than 5 percent of our class A or class B common stock.

				Additional Shares in
				which the Beneficial
				Owner Has or
	Number of Shares		Options	Participates in the
	Directly Owned(1)		Exercisable	Voting or		Total Shares	Percent of
	Class A	Class B	within 60	Investment		Beneficially	Outstanding
Directors and Executive Officers	Shares	Shares	Days(2)	Power(3)		Owned(4)	Shares(5)

David P. Abney	85,486	2,500	14,989	315,962	(6)	418,937	*
John J. Beystehner(7)	158,085	942	112,426	—		271,453	*
Michael J. Burns	1,419	—	—	—		1,419	*
D. Scott Davis	91,774	—	43,907	9,074,338	(6)(8)(9)	9,210,019	*
Stuart E. Eizenstat	1,419	200	—	—		1,619	*
Michael L. Eskew	236,437	—	122,570	6,742,704	(6)(9)	7,101,711	*
James P. Kelly	51,525	169,521	—	6,426,742	(9)	6,647,788	*
Ann M. Livermore	21,665	—	4,351	—		26,016	*
Gary E. MacDougal	300	—	7,215	—		7,515	*
Victor A. Pelson	11,169	9,017	2,745	—		22,931	*
John W. Thompson	2,787	1,125	2,745	—		6,657	*
Carol B. Tomé	2,287	1,000	—	—		3,287	*
Ben Verwaayen	2,635	—	—	—		2,635	*
James F. Winestock, Jr.	42,952	14,000	24,170	—		81,122	*
Shares held by all directors and executive officers as a group (22 persons)	1,187,066	212,590	446,146	9,074,338	(10)	10,920,140	1.0%
5% Holders
Capital Research and Management Company(11)	—	68,878,800	—	—		68,878,800	6.4%

*	Less than 1%.

(1)	Includes shares for which the named person has sole voting and investment power or has shared voting and investment power with his or her spouse. Includes shares held by immediate family members as follows: Abney — 27,692; Beystehner — 36,296; Davis — 200; Eskew — 40,820; Kelly — 50,085; MacDougal — 300; Winestock — 160; and all directors and officers as a group — 211,442. Each named individual disclaims all beneficial ownership of the shares held by immediate family members.

(2)	Represents class A shares that may be acquired through stock options exercisable through April 1, 2007.

(3)	Except as described in footnote 9, all shares listed in this column are class A shares. None of the individuals listed, nor members of their families, has any direct ownership rights in the shares listed. See footnotes 6, 8 and 9.

(4)	Includes shares pledged as of March 1, 2007 as follows: Abney — 39,590; Beystehner — 78,516; Davis — 6,600; and Winestock — 54,039.

(5)	Based on an aggregate of 1,068,910,954 shares of class A and class B common stock outstanding as of February 1, 2007. Assumes that all options exercisable through April 1, 2007 owned by the named individual are exercised. The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other named individuals are exercised.

(6)	Includes 315,962 class A shares held by The UPS Foundation, a UPS-affiliated charitable foundation of which David Abney, Scott Davis, Mike Eskew and three other executive officers not listed above are trustees.

(7)	John Beystehner retired from the board and as an active employee on January 2, 2007.

(8)	Includes 2,331,634 class A shares held by various trusts of which Scott Davis and one other executive officer not listed above and other persons are co-fiduciaries.

(9)	Includes 6,250,484 class A shares and 176,258 class B shares owned by the Annie E. Casey Foundation, Inc., of which Scott Davis, Mike Eskew, Jim Kelly and one other executive officer not listed above and other persons constitute the corporate Board of Trustees.

(10)	Includes shares held by the foundations and trusts of which the listed directors and executive officers are trustees. Eliminates duplications in the reported number of shares arising from the fact that several directors and executive officers share in the voting power with respect to these shares.

(11)	According to Amendment No. 4 to Schedule 13G filed with the Securities and Exchange Commission on February 12, 2007, Capital Research and Management Company (“Capital”), an investment advisor, has sole voting power with respect to 19,356,700 shares of our class B common stock and sole dispositive power with respect to 68,878,800 shares of our class B common stock. According to the Schedule 13G, Capital beneficially owned 10.3 percent of our class B common stock as of December 31, 2006. Capital disclaims beneficial ownership of these shares. The business address of Capital is 333 South Hope Street, Los Angeles, CA 90071.

Additional Ownership

In addition to the beneficial ownership of our common stock discussed above, our directors and executive officers also hold equity instruments that are not reported in the beneficial ownership table but represent additional financial interests that are subject to the same market risk as ownership of our common stock. The number of shares of stock to which these stock units are equivalent as of February 1, 2007 is as follows.

					Other
					Deferred
			Restricted	Stock Option	Compensation
	Restricted	Phantom	Performance	Deferral	Plan
	Stock Units(1)	Stock Units	Units	Shares	Balances	Total

David P. Abney	1,909	—	15,758	12,626	—	30,293
John J. Beystehner	2,680	—	22,451	41,022	—	66,153
Michael J. Burns	—	—	—	—	1,276	1,276
D. Scott Davis	2,480	—	21,211	4,770	—	28,461
Stuart E. Eizenstat	—	—	—	—	—	—
Michael L. Eskew	4,898	—	58,219	56,536	—	119,653
James P. Kelly	—	371	573	22,487	—	23,431
Ann M. Livermore	—	1,767	1,233	—	—	3,000
Gary E. MacDougal	—	1,767	1,233	7,913	—	10,913
Victor A. Pelson	—	1,767	1,233	3,088	35	6,123
John W. Thompson	—	1,767	1,233	—	214	3,214
Carol B. Tomé	—	835	1,233	—	—	2,068
Ben Verwaayen	—	—	—	—	—	—
James F. Winestock, Jr.	1,739	—	11,411	27,360	—	40,510

(1)	The restricted stock units (“RSUs”) presented above do not include RSUs issued on February 7, 2007 for the 2006 tranche of the Long-Term Incentive Performance Award, described in the “Compensation Discussion and Analysis” below. The performance cycle for the 2006 tranche ended on January 31, 2007; however, the actual percentage of the target award earned was not approved by the Compensation Committee until February 7, 2007. RSUs earned were as follows: Eskew — 8,854; Davis — 4,033; Abney — 3,083; Beystehner — 4,330; and Winestock — 2,833.

Restricted stock units are bookkeeping units, the value of each of which corresponds to one share of UPS class A common stock. RSUs vest in approximately twenty percent increments on each October 15th during the five-year vesting period if the grantee remains an employee of UPS or one of its subsidiaries. In addition, RSUs will vest if the grantee’s employment terminates by reason of death. In the event of termination due to disability or retirement as defined by the plan, RSUs will vest immediately, but will continue to be paid out in approximately twenty percent increments each year until the end of the five-year cycle. The awards are eligible for dividend equivalents, which are deemed to be automatically reinvested into additional RSUs. At each October vesting event during the five-year vesting period, the individual receives shares of UPS class A common stock.

Phantom stock units are bookkeeping units, the value of each of which corresponds to one share of UPS common stock. Dividends paid on UPS common stock automatically are deemed to be reinvested in additional phantom stock units. Upon termination of the individual’s service as a director, amounts represented by phantom stock units will be distributed in cash.

Restricted performance units (“RPUs”) are bookkeeping units, the value of each of which corresponds to one share of class A UPS common stock. RPUs vest on the fifth anniversary date of their grant if the grantee remains an employee or director of UPS or one of its subsidiaries. In addition, the RPUs will vest if the grantee’s employment terminates by reason of death, disability or retirement. Dividends paid on UPS common stock automatically are deemed to be reinvested in additional RPUs. The number of RPUs granted to each individual will increase by 10 percent if we attain certain performance measures for each five-year performance period. Upon vesting of RPUs, the individual receives shares of UPS class A common stock.

Stock option deferral shares are shares held for the individual in a rabbi trust within the UPS Deferred Compensation Plan. Each individual elected to defer the receipt of these shares rather than acquiring them directly upon the exercise of a stock option.

Other Deferred Compensation Plan balances are amounts within the UPS Deferred Compensation Plan allocated to UPS common stock.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Link Between UPS Philosophy and Compensation

UPS founder Jim Casey once said that good management is the ability to make people feel that you and they are the company — not merely employees of it. The idea of management by partnership, and Jim’s belief that determined people working together can do anything are two of many basic principles that have allowed UPS to grow and reinvent itself for more than 99 years. The management philosophy Jim expressed in the early years of operation grew into a culture based on integrity, honesty and trust in each other. Our practices, including compensation programs, reflect an early understanding that continued success was not only dependent on our innovative service, but also on the development and well-being of the UPS team. UPS leaders will consistently point to three practices, above all others, which have contributed to our sustained growth:

•	strong culture of partnership and loyalty among all “UPSers”;

•	employees establishing and maintaining a significant stock ownership in our company; and

•	the opportunity for multiple careers within the same organization.

We reflect these principles in our compensation programs by rewarding ownership, performance and long-term commitment to the organization. UPS career development and succession planning programs strengthen the partnership by offering rotational assignments within and across UPS business units, through internal and external education, by identification of future career paths and by encouraging individual responsibility for self-development.

Career Opportunities Have Grown Along with the Growth of the Organization

The UPS management team, including the Named Executive Officers (“NEOs”), is comprised mainly of employees who have spent virtually their entire careers with us, and many would say they have had the good fortune of having more than one career at UPS due to the variety of assignments and advancement opportunities available across business units, functions and geographies. UPS has grown to include small package delivery; supply chain management; financial services; information management; freight transportation and delivery; consolidated mail services; and the operation of one of the largest airlines in the world. Our growth has resulted in greater career opportunities available to our best employees.

We believe the opportunity for career development and advancement within UPS builds loyalty, reinforces our strong corporate culture and reduces training and recruiting expenses. Ultimately these attributes provide a greater return to our shareowners. However, the high quality of our management team would not preclude looking outside UPS to fill an executive position if it was in the best interest of UPS and its shareowners.

Compensation Committee Members, Independence and Responsibilities

Our executive compensation program is administered by the Compensation Committee of the board of directors. The Compensation Committee is comprised solely of non-employee directors who meet the independence requirements of the NYSE, and currently includes Vic Pelson (Chair), Stuart Eizenstat and John Thompson.

In regard to the compensation of the NEOs, the Compensation Committee is responsible for:

•	establishing compensation related corporate goals and objectives for the CEO;

•	evaluating the CEO’s performance in light of these goals and objectives;

•	establishing the total compensation for the CEO based on this evaluation;

•	reviewing and approving the compensation of all executive officers based upon all relevant information; and

•	determining the eligibility and levels of participation of executive officers under all equity-based compensation programs.

Role of Compensation Consultant

The Compensation Committee has sole authority to engage and terminate outside advisors or consultants to assist in carrying out its responsibilities. Consultants are selected by the Compensation Committee and report directly to the Chair of the Compensation Committee. For 2006, the Compensation Committee retained the services of Mercer Human Resource Consulting as its independent compensation consultant. In 2006, Mercer provided the following services:

•	independent tabulation and reporting of the CEO, board and committee performance evaluations;

•	independent analysis of information on emerging market trends and best practices for an appropriately balanced compensation program; and

•	independent review and assessment of this Compensation Discussion and Analysis.

In addition to these services, Mercer provided limited services in the area of healthcare and benefits consulting to UPS management.

Compensation Philosophy and Principles

The Compensation Committee is responsible for establishing the principles that underlie and guide the design and administration of our executive compensation programs. The following compensation principles are designed to drive company performance, create long-term value for our shareowners and attract, retain and motivate key talent.

Compensation is managed using a fact based approach that incorporates external benchmarks, cost implications and internal relationships

Each year, we review compensation survey data from several independent sources such as Towers Perrin, Hewitt Associates or Mercer, to ensure our compensation programs and compensation levels are appropriate relative to the market and aligned with company performance. In addition, internal comparisons are made between the executive positions and their direct reports to ensure an appropriate division of pay based on level of responsibility, market data and operational objectives.

With respect to cash compensation, the Compensation Committee reviews data concerning compensation for comparable positions at companies that have similar revenues and characteristics. Our long-term incentive programs are strongly aligned with shareowners’ interests and company performance, and new grants are determined on an annual basis. Generally, historical long-term incentive gains or accumulated values do not impact future grants.

The Compensation Committee, using data provided by an independent consultant, reviews an annual benchmark assessment of compensation levels for our top executives using both peer group comparisons as well as blended survey data. The companies used for executive compensation comparisons are not limited to the companies that comprise the S&P 500 Index and the Dow Jones Transport Average used in the shareowner return performance graph contained in our Annual Report on Form 10-K.

In 2006, the salary survey data used for analysis was provided by Towers Perrin for companies with more than $10 billion in revenue. The survey data was used to review base salary, short-term and long-term incentives and perquisites to determine how our compensation compares to other large companies. In addition, for the CEO and our directors, we analyzed compensation at the following companies: 3M Co., AT&T Corp., BellSouth Corp., Boeing Co., Caterpillar Inc., The Coca-Cola Company, COSTCO Wholesale Corp, Dell Inc., Dow Chemical Co., FedEx Corp., Hewlett-Packard Co., Intel Corp., International Business Machines Corp., Johnson & Johnson, Lockheed Martin Corp., Motorola Inc., Pepsico Inc., Pfizer Inc., Procter & Gamble Co., Target Corp., United Technologies Corp., Walgreen Co., and Xerox Corp.

In 2006, the Compensation Committee made the following changes to the compensation program to maintain reasonable market positioning based on absolute and relative performance:

•	increased base salaries; and

•	added the Long Term Incentive Performance Award (“LTIP”) program for senior leadership with aggressive goals for growth in consolidated revenue and consolidated operating return on invested capital. The LTIP is described in the “Elements of UPS Compensation” section below.

The Compensation Committee believes these changes will further strengthen the performance incentive and competitive talent retention objectives of our executive compensation program.

Compensation is related to performance and reinforces our business objectives and alignment with shareowners

Compensation for the NEO group is linked to individual performance, experience and leadership, company performance and, for equity-based awards, share price performance. Measurement of performance is made against financial and non-financial objectives. Our compensation programs provide NEOs with a pay opportunity that is internally equitable when compared to other jobs in the organization and reflective of the UPS legacy of ownership.

The weight placed on internal equity has kept total compensation levels for executives below the median of other large organizations. The Compensation Committee added the LTIP in 2006 to improve the executives’ total compensation package relative to the market. However, even with the addition of the LTIP award, NEO total compensation is closer to the 25th percentile of the market than the market median, based on data provided by Towers Perrin.

The Compensation Committee believes that when either our performance or individual achievements exceed the objectives set for the performance period, employees should receive additional compensation. When the performance does not meet expectations, overall pay should reflect actual performance.

Long-term incentives are designed to align pay with shareowner return, drive performance and encourage long-term ownership and commitment to UPS. In addition to the design of long-term incentives, we utilize performance metrics which strongly correlate to enhanced shareowner value over time.

Total compensation relative to market is directly correlated to performance

Total compensation for our senior executives is guided by the belief that internal equity should have greater emphasis than comparisons to market data. Total compensation for executives, including the value of annual and long-term incentive components, is generally lower than the market median. The Compensation Committee, however, is mindful of the need to maintain a reasonable position to the market to retain current and future leaders. The actual payout for annual and long-term incentive programs is ultimately determined by company performance against pre-established objectives and individual contribution.

Manager-Owner concept plays a central role in the success of UPS

Until 1999, we were owned by our employees and managed by our owners. Since going public in 1999, our employees still maintain a significant ownership in our company. To achieve our objective of stock ownership by management employees, four compensation programs were authorized under the UPS Incentive Compensation Plan — the UPS Management Incentive Awards Program (“MIP”), which is comprised of both short-term and long-term incentives, the UPS Ownership Incentive Award, the UPS Long-Term Incentive Program (“LTI”) and the LTIP. An overview of these programs is provided in “Elements of UPS Compensation,” and material information about the plan designs is included in the narrative and footnotes accompanying the compensation tables below.

Because our compensation programs are designed to foster long-term stock ownership by managers, each executive officer has accumulated a meaningful number of shares of our common stock. As a result, the interests of shareowners and our executive officers are closely aligned, and the executive officers have strong incentives to provide for effective management. Additionally, executive officers and directors are expected to acquire and hold a significant amount of UPS stock as described under “Stock Ownership Guidelines” below.

Long-term incentive compensation will comprise a greater portion of compensation for senior positions

The proportion of an executive’s compensation package that varies based on individual and corporate performance objectives increases as the level of the individual’s responsibilities increases. Long-term incentives granted in 2006 in the form of stock options, RSUs and RPUs constituted approximately 66 percent of total cash and long-term incentives for the four NEOs other than the CEO, and 71 percent for the CEO. The values are based on a comparison of grant date fair value of the long-term awards to cash awards.

		Average for
	CEO	Other NEOs

2006 Cash Awards	$1,203,800	$539,655
(From the Summary Compensation Table)
2006 Long-Term Incentive Awards	$2,893,720	$1,032,241
(From the Grants of Plan-Based Awards table)

The cash award amounts above include base salary, Half-Month Bonus and the cash portion of the 2006 MIP. The long-term incentive amounts reflect the grant date fair value of the stock options and RPUs granted under the 2006 LTI, the RSUs granted under the 2006 LTIP and the RSUs granted under the 2006 MIP.

A majority of total compensation is “at risk,” subject to individual and company performance

In addition to looking at the percent of pay linked to long-term incentives, the Compensation Committee also believes that a majority of total compensation that could be earned by our officers should be “at risk” and subject to short-term and long-term performance goals, individual and company performance and stock price performance. The 2006 compensation elements with “at risk” components comprised approximately 63 percent of the 2006 target compensation opportunity for the NEOs. The Compensation Committee believes that this ratio is appropriate. The compensation elements with an “at risk” component include the annual merit increase to base salary, the MIP award (both cash and RSUs), the stock options granted under the LTI and the RSUs granted under the LTIP.

Performance elements vary by program, and actual compensation paid will be affected by individual performance, short-term and long-term company performance and stock price appreciation.

Incentive compensation plans will provide an appropriate mix among short-term and longer-term company and individual performance

Our compensation plans are designed to emphasize strong annual performance and foster long-term operational performance and success. Although the compensation elements and type of compensation may vary each year based on competitive market requirements and strategic business needs, the overall compensation package will provide an appropriate mix between annual and long-term compensation elements.

Consistent with this belief, compensation for executive officers is structured to place significance on long-term objectives and share price appreciation. The percentage of target pay linked to long-term performance objectives was approximately 84 percent of the CEO’s targeted 2006 compensation opportunity, and an average of 80 percent for the other NEOs. The percentages are based on the targeted long-term values of the awards, not the grant date fair value of the awards. The compensation elements defined as long-term incentives include the RSUs awarded under the MIP with five-year vesting; the stock options and RPUs awarded under the LTI program with five-year vesting; and the RSUs awarded under the LTIP with three-year vesting. The actual amounts paid are tied to company short and long-term performance and stock price appreciation. The Compensation Committee believes that these percentages are appropriate.

Compensation levels will provide an appropriate balance of cash compensation versus equity incentive awards

Consistent with the UPS Manager-Owner philosophy described above, the Compensation Committee believes that a significant portion of an executive officer’s total compensation should be provided in the form of equity or equity-based incentives. Equity grants are issued under the UPS Incentive Compensation Plan, which was approved by shareowners in 1999. A detailed discussion of our equity programs is provided in the “Elements of Compensation” section below.

In 2006, the proportion of targeted cash compensation to targeted non-cash compensation was approximately 16 percent cash to 84 percent non-cash for the CEO, and an average target of 20 percent cash to 80 percent non-cash for the other NEOs. Elements of cash compensation include base salary, Half-Month Bonus and the cash portion of the MIP. The non-cash compensation includes only long-term incentives, therefore the percentage of non-cash targets is the same as the percentage of long-term incentive targets reported above. The Compensation Committee, with input from its compensation consultant, evaluates this ratio each year against emerging trends and compensation survey data to ensure that we maintain programs reasonably positioned relative to the market.

Compensation should reflect good corporate governance and high ethical standards

Our compensation and benefit programs reflect a philosophy of providing fair, equitable and appropriate rewards that support our operating environment; attract and retain a diverse and highly skilled workforce; and when appropriate, are flexible enough to respond to changing market conditions.

•	Repayment of equity awards as a result of certain improper conduct

In 2006, the Compensation Committee adopted a recoupment policy with respect to equity awards to our executive officers. Pursuant to this policy, if financial results used to determine the amount of an award are materially restated and an executive engaged in fraud or intentional misconduct, we will seek repayment or recovery of the award, as appropriate.

•	Equity compensation programs will be aligned with interests of shareowners and incorporate strong governance provisions

Since equity award programs can have a dilutive impact on shareowner value, we evaluate the current overhang rate (outstanding grants plus shares available for grants divided by common shares outstanding) when designing new programs or granting new awards. Our 2006 overhang rate is 7.84 percent. Shares and units included in the overhang calculation include outstanding stock options, RPUs and RSUs, as well as the number of shares set aside for future grants.

Another indicator of dilutive impact to shareowner value is the grant rate (total shares or units granted in a year divided by common shares outstanding). In 2006, our grant rate for shares and units was 0.67 percent of common shares outstanding. While we are attentive to these measures, we believe that the low values indicate that dilution is not a current issue for our equity plans.

Additional Compensation Policies

In addition to establishing the compensation principles described above, we have adopted a number of policies to further the goals of the executive compensation program, particularly with respect to strengthening the alignment of our executive officers’ interests with shareowner long-term interests.

Stock Ownership Guidelines

The board has adopted stock ownership guidelines which extend to all levels of management and to members of our board of directors. The guidelines are consistent with our core philosophy that managers should also be owners of our company. The guidelines are based on our expectation that each member of our management team and board maintains a significant level of investment in our stock.

Shares owned outright, deferred units and RSUs are regarded as owned for purposes of calculating ownership. Existing executives and directors have five years from the adoption of the guidelines in 2003 to accumulate the required shares. The guidelines and each NEO’s ownership on the most recent measurement date of October 20, 2006 are as follows:

			Value of	Number of
			Shares/Units	Shares/Units
			Owned as of	Owned as of
	Target	Meets Guideline	October 20,	October 20,
Named Executive Officer	Ownership	(Y/N)	2006(1)	2006(2)

Michael L. Eskew, Chairman/CEO	10X Salary	Yes	$22,385,234	294,156
D. Scott Davis, Vice Chairman/CFO	6X Salary	Yes	$7,541,404	99,099
David P. Abney	6X Salary	Yes	$7,437,508	97,733
John J. Beystehner	6X Salary	Yes	$15,369,306	201,962
James F. Winestock, Jr.	6X Salary	Yes	$5,328,366	70,018

(1)	October 20, 2006 is the date of measurement for determining ownership under the UPS Incentive Compensation Plan. The closing share price on that date was $76.10.

(2)	Rounded to nearest single share/unit. Ownership includes class A shares held by the NEO or a member of his family, unvested RSUs and shares in the UPS Deferred Compensation Plan.

The Compensation Committee reviews the guidelines annually and monitors the executive officers’ progress toward meeting the guidelines. Target ownership for all members of the Management Committee, except the CEO, is six times annual salary. The target for non-employee directors is three times their annual retainer.

Employment Agreements

None of our executive officers is currently subject to a written or verbal employment agreement.

Change in Control Agreements

None of our executive officers is currently subject to a separate change in control or severance agreement.

The UPS Incentive Compensation Plan includes a provision for an automatic acceleration of unvested awards in the event of a change in control. In the Compensation Committee’s view, the accelerated vesting of all outstanding equity awards following a change in control is a customary and reasonable component of an equity incentive program. The Compensation Committee believes that the equity awards granted to the executive officers have been reasonable in amount, and a substantial part of the value that would be received by them in the event of a change in control would result from the increase in the price of our common stock over the years.

The estimated payments and benefits to the NEOs assuming a change of control and a qualifying termination of employment as of December 31, 2006 are described in “Potential Payments on Termination or Change In Control” below.

Equity Grant Practices

Grants for all equity programs under the UPS Incentive Compensation Plan are approved by the Compensation Committee. The Compensation Committee has also determined that grant dates will be set for all plan participants so that they occur during the middle of the fiscal quarter and do not fall within the period 30 days prior to the release of company earnings.

In light of the recent publicity concerning the back-dating of stock options, management reviewed our option grant history and grant procedures, and reaffirmed that our historical and current stock option practices are appropriate.

Annual Compensation and Performance Review

Each year, typically in November, the Compensation Committee conducts a compensation review for the executive officers. The review evaluates all elements of compensation against competitive market data, emerging trends and other UPS positions.

The performance of the CEO is reviewed by the Compensation Committee on an annual basis. The Compensation Committee is responsible for reviewing the achievement of individual goals and objectives, evaluating performance and setting compensation based on this evaluation. In addition, the full board meets in executive session each year to review the CEO’s performance. The session is conducted without the CEO present.

The Compensation Committee uses specified criteria to help assess the performance of the CEO in addition to our financial results and performance against annual objectives. Among other things, the Compensation Committee evaluates strategic vision and leadership, our business and operational results, the ability of the CEO to make long-term decisions that create competitive advantage and position us as the premier enabler of global commerce and his overall effectiveness as a leader and role model.

2006 was a year of progress and accomplishment across a number of critical areas for UPS. Under Mike Eskew’s leadership, we completed the integration of strategic acquisitions made in previous years to grow our Supply Chain and Freight businesses, experienced strong growth in global markets and achieved significant business and financial results. The Compensation Committee did not assign particular weights to these factors.

In addition, the CEO provides the Compensation Committee an evaluation of and compensation recommendations for each of the other executive officers. The Compensation Committee then reviews and approves compensation amounts for each executive officer with respect to each of the elements in our executive compensation program, as described in more detail below.

Elements of UPS Compensation

The four components of the UPS executive compensation program are:

•	Base salary;

•	Annual incentives (delivered in cash or UPS stock);

•	Long-term incentives (delivered in stock options, RSUs and RPUs); and

•	Benefits and perquisites.

Each of these components is discussed below.

Base Salary

During the annual compensation review, the Compensation Committee develops salary recommendations based on the individual’s scope of responsibilities, experience, sustained performance and contributions to UPS. A significant factor in determining annual increases is the Compensation Committee’s strong desire to keep the base salary levels of executive officers reasonable in comparison with the base salaries of other executives with similar responsibilities at comparable companies, and in comparison to the salaries of other UPS management positions. We participate in and purchase surveys annually to monitor market trends. Internal equity comparisons, performance, leadership and market data are all considered when determining annual salary adjustments for our senior officers.

For 2006, base salary increases for the NEOs averaged 4.5 percent compared to an average increase of 4.1 percent for the other Management Committee members. The base salaries for the NEOs for 2006 are shown in the Summary Compensation Table below.

Annual Incentives

The MIP is designed to align pay with annual company performance as well as individual achievements and performance. Executive officers have the opportunity to earn an annual incentive award when we meet target performance objectives. Incentives paid above target are possible only if we exceed our performance objectives. The Compensation Committee exercises its judgment on the level of incentive payments based on considerations including overall responsibilities and the importance of these responsibilities to our success.

If targeted objectives are not met, our executive officers receive no award or a less than target award reduced as appropriate based on the actual performance results. Annual MIP incentives are issued under the UPS Incentive Compensation Plan, which was approved by shareowners in 1999, and are intended to satisfy the requirements for performance-based compensation as defined in Section 162(m) of the Internal Revenue Code.

•	Determining the amount of the MIP award

Prior to 2005, the MIP awards were made solely in shares of class A common stock. In 2005, we redesigned the methodology for determining MIP awards to better align management and shareowner interests, and better reflect our performance in relation to established corporate objectives. Currently, one half of the MIP award is paid as an annual incentive in cash (or the equivalent cash value in shares of UPS class A stock, at the participant’s election). The other half of the MIP award is a long-term incentive and awarded in RSUs that vest over five years.

The level of participation for the CEO and other executive officers is the same as for approximately 11,000 participating employees at or above the mid-manager level.

The redesigned MIP program establishes target award levels for eligible participants expressed as multiples of monthly salary. The target awards are then multiplied by a factor, as approved by the Compensation Committee, which represents our success in achieving business element goals. The actual MIP awards granted to participants can be higher or lower than target depending on achievement of the business element goals.

•	Setting MIP goals and targets

The Compensation Committee, considering recommendations from the CEO and CFO, sets the company performance objectives and target amounts payable. The 2006 target opportunity for the cash portion of the MIP for each NEO is shown in the Grants of Plan-Based Awards Table below.

MIP is designed to incorporate performance criteria which support our annual operating plan and business strategy. For the 2006 MIP fiscal year, goals were established for the following six business elements:

1. Growth in consolidated package volume
2. Growth in consolidated revenue
3. Growth in consolidated, as adjusted, net income
4. Non-operating cost as a percent of revenue
5. Package flow technology implementation
6. Successful integration of acquisitions

Executives are also evaluated on personal criteria including leadership, managerial skills and talent, business knowledge and execution of UPS’s overall business strategy, and adherence to company values.

The goals for the six business elements were based on our confidential business plans established at the beginning of the 2006 MIP fiscal year. These goals were consistent with other publicly disclosed financial targets for 2006, and were designed to be challenging yet achievable. After evaluating our performance against these goals, the Compensation Committee determined that the 2006 MIP award to be paid to all recommended managers, including the NEOs, would be reduced from the targeted award amount by 20 percent due to below plan performance with respect to certain of these business elements. The annual incentive bonuses paid to the NEOs during 2006 are shown in the Summary Compensation Table below.

•	UPS Ownership Incentive Award

To reward management employees for maintaining an ownership stake in UPS, all participants in the MIP are eligible for an additional incentive up to the equivalent of one month’s salary. Ownership levels for the 2006 awards were determined by totaling the number of UPS shares in the participant’s family group accounts and the participant’s unvested restricted stock units and deferred compensation shares, and then multiplying the sum by the closing price of a class B share on the NYSE on October 20, 2006.

The amount of the award is a percent of monthly salary equal to the participant’s percent of ownership relative to their target. For example, if the participant’s 2006 ownership equaled 80 percent of their ownership target, their Ownership Incentive Award had a value equal to 80 percent of their monthly salary. If ownership is at or above the target level, an award equivalent to one month’s base salary is awarded.

•	Half-Month Bonus

The Half-Month Bonus, equal to one half of one month’s salary, is awarded in December. It is designed to reward employees for their extra efforts during peak season and throughout the year.

Long-Term Incentives

Our long-term incentive programs provide participants with grants of equity-based incentives that are intended to reward performance over a period of more than one year. Grants are made pursuant to the UPS Incentive Compensation Plan and delivered in the form of class A shares at vesting. Awards are based on longer-term operational performance and long-term stock price appreciation. The Compensation Committee believes equity-based compensation performs an essential role in retaining and motivating our executive officers by providing them incentives which are linked to our long-term success and maximizing shareowner value.

The long-term incentive component of our executive compensation package is delivered in three separate programs under the UPS Incentive Compensation Plan:

•	stock option grants and RPUs awarded under the LTI;
•	RSUs awarded under the MIP; and
•	RSUs awarded under the LTIP.

Award values are based on general survey data regarding total compensation packages and the value of long-term incentive awards at peer companies. The Compensation Committee also considers factors such as market conditions, company performance, employee ownership levels and the dilution level to shareowners.

•	Stock Option Awards

Stock options have been a major portion of executive compensation since 1981. The Compensation Committee believes that stock option awards provide a significant link to company performance and maximize shareowner value. Stock options will have value only if the market value of our common stock increases above the exercise price of the option and the option-holder does not terminate employment for reasons other than retirement, death or disability during the vesting period.

Stock option awards are granted to employees annually, typically in May of each year. Stock options are issued at fair market value on the date of grant, vest five years from the date of grant and expire ten years from the date of grant. Grants do not include dividend equivalents or any reload grant features. During 2006, a total of 2,434,629 options (0.22 percent of common shares outstanding) were issued to 3,333 employees.

Those non-qualified or incentive stock options which vested prior to December 31, 2004 which remain unexercised and for which an election was made to defer the gain into the UPS Deferred Compensation Plan will be deferred into the UPS Deferred Compensation Plan at the time of exercise. The shares received upon exercise of these options are deferred into a rabbi trust. The shares held in this trust are classified as treasury stock, and the liability to participating employees is classified as “deferred compensation obligations” in the shareowners’ equity section of the balance sheet. As a result of the requirements applicable to non-qualified deferred compensation arrangements under Section 409A of the Internal Revenue Code and related guidance, deferral of stock options is no longer offered under the UPS Deferred Compensation Plan for options that vest after December 31, 2004.

•	Restricted Performance Units

Beginning in 2003, employees in key leadership positions were entitled to receive awards of RPUs as part of the LTI program under the UPS Incentive Compensation Plan. The decision to use RPUs was based on two goals for the award:

•	maintain the long-term nature of the award and its impact on retention; and

•	continue to represent shareowner interests by utilizing an award whose value is linked to share price performance.

RPUs are delivered at 100 percent of the value of a UPS class A share at vesting. The awards are eligible for dividend equivalents, which are deemed to be automatically reinvested into additional restricted performance units. In 2006, 990,861 RPUs were granted to 3,333 employees.

At the end of the five-year restriction period, the number of RPUs granted to each individual can increase by 10 percent if certain company-wide performance measures are attained. Upon vesting of RPUs, the individual receives a distribution in the form of shares of class A common stock, less the required tax withholding.

•	Long-Term Portion of MIP Awards

As described above, we modified the MIP program in 2005 to provide that half of the annual award be made in RSUs, with certain exceptions for first-time MIP recipients. The RSUs generally vest over a five-year period. RSUs are eligible for dividend equivalents, which are deemed to be automatically reinvested into additional RSUs. At the end of each annual vesting period, the individual receives shares of class A common stock. During 2006, approximately 3.7 million RSUs were issued to approximately 32,000 employees.

•	2006 Long-Term Incentive Performance Award Program

In 2006, UPS adopted the 2006 LTIP under the UPS Incentive Compensation Plan. The program has a three year award cycle, from 2006 through 2008. Under the LTIP, target RSUs were granted to executive officers, officers and certain other eligible managers. As mentioned earlier, the Compensation Committee approved the LTIP in the belief that it would further strengthen the performance component of our executive compensation package, and enhance our retention of key talent.

Target RSU grants range from 50 percent to 250 percent of annual salary. For executive officers, the range is from 225 percent to 250 percent of annual salary. Of the total target award, 90 percent is divided into three substantially equal tranches, one for each calendar year in the three-year award cycle from 2006 through 2008. The remaining 10 percent of the total target award is based upon achievement of an adjusted net income target for 2008.

Specific performance measures and targets for each such tranche are set by the Compensation Committee. The number of RSUs earned each year will be the target number adjusted for the percentage achievement of the performance criteria targets for the year. The Compensation Committee may provide for payment of a percentage less than or more than 100 percent of target RSUs for each tranche based on achievement of performance criteria.

The award, if earned, will vest on January 31, 2009, provided the participant remains employed as of the vesting date. Special vesting rules apply to terminations by reason of death, disability or retirement. A participant’s earned restricted stock units account will be adjusted quarterly for dividends paid on class A common stock. The restricted stock unit awards that vest will be distributed in the form of class A shares. During 2006, a total of 623 employees received a target grant of approximately 1.18 million RSUs.

The performance criteria approved by the Compensation Committee for 2006 were growth in consolidated revenue and consolidated operating return on invested capital. The goals for these criteria were based on our confidential business plans and were consistent with other publicly disclosed financial targets for 2006. At their meeting on February 7, 2007, the Compensation Committee determined that 85 percent of the target award for the 2006 tranche was earned.

The Compensation Committee believes that the specific performance targets for the 2006 period incorporated an appropriate level of difficulty and expectations for on-going performance improvements. The goals for 2007 are also being established with a similar intent.

Benefits and Perquisites

Consistent with our culture, the benefits and perquisites offered to the NEO group are the same or similar to programs offered to the rest of the UPS management team, with the exception of a financial planning service. These programs include: matching contributions to the UPS Qualified Stock Ownership Plan that are paid in shares of class A common stock; qualified and non-qualified pension plans; life insurance premiums paid by UPS; the Discounted Employee Stock Purchase Plan; and a financial planning service.

To ensure the Compensation Committee has current data regarding total compensation practices at similar organizations, we participate in surveys sponsored by outside consulting firms. In 2006, we participated in surveys sponsored by Hewitt Associates and Towers Perrin.

The Compensation Committee has reviewed the details of the benefits and perquisites provided to each of the executive officers in 2006 and determined that they were in line with competitive practices. Additional information on these benefits can be found in the program descriptions below.

•	UPS Qualified Stock Ownership Plan (“QSOP”)

The QSOP provides a matching contribution (generally up to a maximum of 3 percent of each participant’s eligible compensation) to those employees of UPS who make elective deferrals under the UPS Savings Plan and invests that matching contribution entirely in class A common stock. The UPS Savings Plan is a 401(k) plan offered to all U.S. based employees who are not subject to a collective bargaining agreement, and who are not eligible to participate in another plan sponsored by UPS or one of its subsidiaries.

•	Qualified and Non-Qualified Pension Plans

UPS executives participate in our qualified retirement program, the UPS Retirement Plan, on the same terms as all other participants. Benefits payable under the plan are subject to the maximum compensation limits and the annual benefit limits for a tax-qualified defined benefit plan as prescribed and adjusted from time to time by the Internal Revenue Service. Amounts exceeding these limits are paid pursuant to the UPS Excess Coordinating Benefit Plan, which is a non-qualified restoration plan designed to replace the amount of benefits limited under the tax-qualified plan. Without the Excess Coordinating Benefit Plan, UPS executives would receive a lower benefit as a percent of final average earnings than the benefit received by other participants in the UPS Retirement Plan.

•	Discounted Employee Stock Purchase Plan

To foster our Manager-Owner philosophy, we have a Discounted Employee Stock Purchase Plan. The plan provides all U.S. based employees, including executive officers, and some internationally-based employees, with the opportunity to purchase at a discount up to $10,000 in company stock annually. The plan has been designed to comply with Section 423 of the Internal Revenue Code. The purchase price at which our common stock may be acquired under the plan is equal to 90 percent of the lesser of (a) the fair market value of the shares on the first day of the calendar quarter or (b) the fair market value of the shares on the last day of each calendar quarter. Share purchases are made on a quarterly basis.

•	Financial Planning Service

The NEOs and all other Management Committee members are eligible for financial planning services provided by the Ayco Company. Only a portion of the NEOs utilized the benefit in 2006. The value of this benefit is shown in the footnotes to the Summary Compensation Table below.

Although this benefit is not offered to other management employees, we offer a separate financial counseling service through PricewaterhouseCoopers to all U.S. and Puerto Rico based employees who are not subject to a collective bargaining agreement.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code makes compensation paid to certain executives in amounts in excess of $1 million not deductible unless the compensation is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exemptions.

The Compensation Committee believes that the interests of our shareowners are best served by not restricting the Compensation Committee’s discretion and flexibility in crafting compensation plans and arrangements. While the Compensation Committee intends to structure awards to comply with Section 162(m), the Compensation Committee may approve elements of compensation for certain executive officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table for 2006

The following table shows the compensation for each of the Named Executive Officers for 2006.

						Non-
						Equity		All
						Incentive	Change in	Other
				Stock	Option	Plan	Pension	Compen-
		Salary	Bonus	Awards	Awards	Compensation	Value	sation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Michael L. Eskew	2006	988,000	41,500	2,817,927	1,034,722	174,300	1,076,000	33,137	6,165,586
Chairman and Chief Executive Officer
D. Scott Davis	2006	500,000	21,000	1,126,569	375,304	88,200	280,100	26,003	2,417,176
Vice Chairman and Chief Financial Officer
David P. Abney	2006	383,000	16,050	345,034	122,927	67,410	342,600	7,519	1,284,540
Senior Vice President, Chief Operating Officer, and President, UPS Airlines
John J. Beystehner	2006	538,000	22,550	1,205,964	400,479	94,710	323,800	9,118	2,594,621
Former Senior Vice President, Chief Operating Officer, and President, UPS Airlines
James F. Winestock, Jr.	2006	351,000	14,750	743,574	236,752	61,950	272,700	11,786	1,692,512
Senior Vice President, U.S. Operations

(1) This column represents the Half-Month Bonus awarded annually in December. Eligibility varies by business unit; however, the majority of the UPS management group, including the NEOs, are eligible for the award.

(2) The values for equity-based awards in this column represent the cost recognized for financial statement reporting purposes for 2006, in accordance with FAS 123R. However, pursuant to SEC rules these values are not reduced by an estimate for the probability of forfeiture. Current and prior year awards with compensation expense recognized in 2006 include:

•	RPUs granted under the LTI in 2003, 2004, 2005 and 2006;

•	RSUs granted under the MIP for 2005 and 2006; and

•	RSUs granted under the LTIP for 2006.

The assumptions used to value these awards can be found in Note 11 “Stock-Based Compensation” in our 2006 Form 10-K, except for our 2003 RPUs, which can be found in Note 1 “Summary of Accounting Policies” and Note 11 “Capital Stock and Stock-Based Compensation” in our 2003 Form 10-K.

The grant date fair value of the awards can be found in the Grants of Plan-Based Awards Table below.  An overview of the features of each program can be found in the “Elements of UPS Compensation” section above, and in the narrative following the Grants of Plan-Based Awards Table.

(3) The values for stock option awards in this column represent the cost recognized for financial statement reporting purposes for 2006, in accordance with FAS 123R. However, pursuant to SEC rules these values are not reduced by an estimate for the probability of forfeiture. Current and prior year awards with compensation expense recognized in 2006 include the grants made in 2003, 2004, 2005 and 2006 under the LTI program.

The assumptions used to value these awards can be found in Note 11 “Stock-Based Compensation” in our 2006 Form 10-K, except for our 2003 stock option awards, which can be found in Note 1 “Summary of Accounting Policies” and Note 11 “Capital Stock and Stock-Based Compensation” in our 2003 Form 10-K.

The grant date fair value of the awards can be found in the Grants of Plan-Based Awards Table below. An overview of the features of the program can be found in the “Elements of UPS Compensation” section above, and in the narrative following the Grants of Plan-Based Awards table below.

(4) This column shows the cash portion (representing 50 percent) of the MIP award and the Ownership Incentive award, which were paid in 2006. As more fully described in the “Elements of UPS Compensation” section above, the 2006 MIP award was paid at 80 percent of target due to below plan performance. The Ownership Incentive award was paid at 100 percent of target (one month’s salary) since each NEO exceeded his target ownership level.

(5) This column represents an estimate of the increase in the actuarial present value of the NEO’s accrued benefit under our retirement plans from September 30, 2005 to September 30, 2006, assuming a retirement age of 60. See the Pension Benefits Table below for additional information, including the present value assumptions used in this calculation. There are no above market or preferential earnings for the UPS Deferred Compensation Plan.

(6) Amounts reported in this column include 401(k) matching contributions in the amount of $6,600 for each NEO. Also includes imputed income of life insurance premiums for the NEOs in the following amounts: Eskew — $4,840, Davis — $2,322, Abney — $919, Beystehner — $2,518 and Winestock — $1,553. Also includes imputed income on the Restoration Plan Rollover Option discussed in the 2006 Pension Benefits table below as follows: Eskew — $10,522, Davis — $4,867 and Winestock — $3,633. The NEOs did not receive any perquisites, except for financial planning services as follows: Eskew — $11,175 and Davis — $12,214.

Grants of Plan-Based Awards for 2006

The following table provides information about awards granted in 2006 to each of the NEOs.

								All Other		All Other
								Stock		Option		Grant Date
								Awards:		Awards:	Exercise	Fair Value
		Estimated Possible Payouts			Estimated Future Payouts			Number		Number of	or Base	of Stock
		Under Non-Equity			Under Equity Incentive			of Shares		Securities	Price of	and
		Incentive Plan Awards(1)			Plan Awards(2)			of Stock		Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units		Options	Awards	Award
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)		(#)(3)	($/Sh)	($)(4)

Michael L. Eskew		—	207,500	—
	03/01/06				15,624	34,718	50,342					1,025,105
	05/01/06							13,323	(5)			1,076,508
	05/01/06									32,768	80.88	626,446
	12/08/06							2,329	(6)			165,661
D. Scott Davis		—	105,000	—
	03/01/06				7,116	15,812	22,928					466,833
	05/01/06							4,816	(5)			389,136
	05/01/06									11,844	80.88	226,429
	12/08/06							1,179	(6)			83,862
David P. Abney		—	80,250	—
	03/01/06				5,439	12,085	17,524					356,791
	05/01/06							3,681	(5)			297,428
	05/01/06									9,052	80.88	173,053
	12/08/06							901	(6)			64,088
John J. Beystehner		—	112,750	—
	03/01/06				7,641	16,979	24,620					501,255
	05/01/06							5,171	(5)			417,821
	05/01/06									12,718	80.88	243,138
	12/08/06							1,265	(6)			89,979
James F. Winestock, Jr.		—	73,750	—
	03/01/06				4,998	11,106	16,104					327,868
	05/01/06							3,383	(5)			273,349
	05/01/06									8,319	80.88	159,039
	12/08/06							828	(6)			58,896

(1)	The amount reflects the target value of the cash portion of the 2006 MIP and the Ownership Incentive award for each NEO. The potential payments for the MIP are performance-based and therefore completely at risk. The factors for determining payouts are described in the “Compensation Discussion and Analysis” section above.

(2)	These columns show the potential number of RSUs that would be awarded under the LTIP at the end of the three-year term if the threshold, target or maximum performance goals are satisfied.

(3)	The number of stock options granted under the LTI.

(4)	This column shows the full grant date fair value of RSUs, RPUs and stock options under FAS 123R granted to each of the NEOs in 2006. The grant date fair values are calculated using the NYSE closing price of UPS stock on the date of grant for

RSUs and RPUs and the Black-Scholes option pricing model for stock options. There can be no assurance that the grant date fair value of stock and option awards will ever be realized.

(5)	The number of RPUs granted under the LTI.

(6)	The number of RSUs granted under the MIP.

In 2006 we made four grants of equity incentive awards under the UPS Incentive Compensation Plan, which represent four separate programs within that plan. In order, as shown on the table, the four grants represent:

•	RSU awards granted under the LTIP: We implemented this performance-based program in 2006. Each annual RSU grant will have a three-year term with annual performance goals established for each of the three years. Region staff level managers and above are eligible for the program. The March 1, 2006 RSU grant was determined using the closing NYSE price of $74.71 on February 28, 2006. No shares are set aside or transferred to the participant at the time of grant. Once the performance results for an annual period have been set, Dividend Equivalent Units (“DEUs”) will also be added to the bookkeeping account for the participant each time a dividend is paid on UPS class A shares. Award targets are calculated as a percentage of the participant’s annual salary and vary based on the participant’s responsibility level within UPS. Future payouts will be based on annual company performance goals over the three-year award term. Ninety percent of the targeted award is based on separate annual goals established for the three-year term. The remaining ten percent of the award is based on a three-year company performance goal to be measured at year-end 2008. The measurement period for the 2006 award runs from January 1, 2006 to December 31, 2008. Any award earned will vest on January 31, 2009 and be delivered on March 13, 2009.

•	RPU awards granted under the LTI: RPUs granted on May 1, 2006 represent fifty percent of the award granted as part of the LTI. No shares are set aside or transferred to the participant at the time of grant. DEUs will also be added to the bookkeeping account for the participant each time a dividend is paid on UPS class A shares. At the end of a five-year vesting period for the 2006 grant, the RPUs and DEUs in the participant’s account will be paid out in an equivalent number of UPS class A shares, less applicable taxes. Generally, employees eligible for the plan include division managers, district department managers and others having equivalent or greater responsibility. Each year participants are approved by the Compensation Committee of the board of directors based on recommendations received from district, region and corporate department managers.

•	Stock option awards granted under the LTI: The second grant on May 1, 2006 represents the other fifty percent of the LTI, which was granted in the form of non-qualified stock options. Eligibility requirements are the same as noted for the RPU grant under the LTI. The 2006 non-qualified stock options have a five-year vesting period and a ten-year term.

•	RSU awards granted under the MIP: The grant on December 8, 2006 represents fifty percent of the MIP, and is awarded in RSUs. The RSUs vest at a rate of twenty percent per year for a five-year period. The remaining fifty percent of the grant is delivered at the participant’s election in either cash; UPS class A shares; deferred to their 401(k) account; deferred to the UPS Deferred Compensation Plan or a combination of those options. The fifty percent electable portion of the award has no vesting requirement, and is reported in the Summary Compensation Table in the “Non-Equity Incentive Compensation” column. To be eligible for the 2006 award an employee must be classified on the payroll of UPS as either a full-time supervisor or manager on or before September 1, 2006.

Outstanding Equity Awards at Fiscal Year-End 2006

The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs and RPUs held by the NEOs on December 31, 2006.

						Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
	Option Awards							Number of	Value of
	Number	Number of					Market	Unearned	Unearned
	of	Securities				Number of	Value of	Shares,	Shares,
	Securities	Underlying				Shares or	Shares or	Units or	Units or
	Underlying	Unexercised				Units of	Units of	Other	Other
	Unexercised	Options	Option			Stock That	Stock That	Rights That	Rights That
	Options	(#)	Exercise	Option	Option	Have Not	Have Not	Have Not	Have Not
	(#)	Unexercisable	Price	Grant	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	(1)	($)	Date	Date	(#)(2)	($)(3)	(#)	($)(1)

Michael L. Eskew	18,614		50.00	11/09/1999	11/09/2009
	36,077		56.90	03/30/2001	03/30/2011
	67,879		60.22	04/25/2002	04/25/2012
		35,819	62.40	05/02/2003	05/02/2013
		33,877	70.70	05/03/2004	05/02/2014
		34,993	72.07	05/09/2005	05/08/2015
		32,768	80.88	05/01/2006	04/29/2016
						62,810	4,709,518	15,624	1,171,488
D. Scott Davis	6,976		50.00	11/09/1999	11/09/2009
	20,043		56.90	03/30/2001	03/30/2011
	23,864		60.22	04/25/2002	04/25/2012
		13,305	62.40	05/02/2003	05/02/2013
		12,260	70.70	05/03/2004	05/02/2014
		12,660	72.07	05/09/2005	05/08/2015
		11,844	80.88	05/01/2006	04/29/2016
						23,577	1,767,808	7,116	533,558
David P. Abney	2,716		50.00	11/09/1999	11/09/2009
	3,977		56.90	03/30/2001	03/30/2011
	8,296		60.22	04/25/2002	04/25/2012
		9,321	62.40	05/02/2003	05/02/2013
		9,034	70.70	05/03/2004	05/02/2014
		9,812	72.07	05/09/2005	05/08/2015
		9,052	80.88	05/01/2006	04/29/2016
						17,583	1,318,351	5,439	407,816
John J. Beystehner	13,139		50.00	11/09/1999	11/09/2009
	21,646		56.90	03/30/2001	03/30/2011
	24,622		60.22	04/25/2002	04/25/2012
		13,305	62.40	05/02/2003	05/02/2013
		13,228	70.70	05/03/2004	05/02/2014
		13,768	72.07	05/09/2005	05/08/2015
		12,718	80.88	05/01/2006	04/29/2016
						25,010	1,875,276	7,641	572,922
James F. Winestock, Jr.	6,022		50.00	11/09/1999	11/09/2009
	8,659		56.90	03/30/2001	03/30/2011
	9,489		60.22	04/25/2002	04/25/2012
		4,907	62.40	05/02/2003	05/02/2013
		4,975	70.70	05/03/2004	05/02/2014
		8,862	72.07	05/09/2005	05/08/2015
		8,319	80.88	05/01/2006	04/29/2016
						13,088	981,302	4,998	374,750

(1)	Stock options granted on May 2, 2003, May 3, 2004, May 9, 2005 and May 1, 2006 vest on May 2, 2008, May 4, 2009, May 10, 2010, and May 2, 2011, respectively.

(2)	Unvested stock awards in this column include RSUs, which generally vest over a five-year period with approximately 20 percent of the award vesting at each anniversary date of the grant, and RPUs, which generally vest five years after the date of grant. RSUs were granted in 2005 and 2006 and will vest on October 15th of each year during the five-year vesting period. RPUs were granted in 2003, 2004, 2005 and 2006 and will vest on May 2, 2008, May 3, 2009, May 9, 2010, and May 1, 2011, respectively. Values were rounded to the closest unit.

(3)	Market value based on NYSE closing price on December 29, 2006 of $74.98.

Option Exercises and Stock Vested in 2006

The following table sets forth the number and corresponding value realized during 2006 with respect to restricted stock that vested for each NEO.

	Option Awards(1)		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)(2)	($)(3)

Michael L. Eskew	—	—	639	46,886
D. Scott Davis	—	—	323	23,721
David P. Abney	—	—	251	18,405
John J. Beystehner	—	—	351	25,786
James F. Winestock, Jr.	—	—	227	16,657

(1)	None of the NEOs exercised stock options in 2006.

(2)	The value in this column represents approximately 20 percent of the 2005 MIP award granted in the form of RSUs that vested on October 15, 2006 and was distributed to participants in an equivalent number of class A shares.

(3)	Since the market was closed on October 15, 2006 when the RSUs vested, the value shown is based on the NYSE closing price on October 13, 2006 of $73.40 per share.

2006 Pension Benefits

The following table quantifies the pension benefits expected to be paid from the UPS Retirement Plan, the Restoration Plan Rollover Option (“RPRO”) and the UPS Excess Coordinating Plan. The terms of each are described below.

			Present
		Number of	Value of	Payments
		Years	Accumulated	During Last
		Credited	Benefit	Fiscal Year
Name	Plan Name	Service(#)(1)	($)(2)	($)

Michael L. Eskew	UPS Retirement Plan	35.0	1,007,617	—
	Restoration Plan Rollover Option	34.8	2,944,463	—
	UPS Excess Coordinating Plan	35.0	3,189,743	—
D. Scott Davis	UPS Retirement Plan	22.0	546,990	—
	Restoration Plan Rollover Option	24.0	1,209,048	—
	UPS Excess Coordinating Plan	22.0	175,609	—
David P. Abney	UPS Retirement Plan	32.8	658,529	—
	UPS Excess Coordinating Plan	32.8	814,722	—
John J. Beystehner	UPS Retirement Plan	36.0	879,826	—
	UPS Excess Coordinating Plan	36.0	2,270,269	—
James F. Winestock, Jr.	UPS Retirement Plan	37.3	936,357	—
	Restoration Plan Rollover Option	38.6	482,424	—
	UPS Excess Coordinating Plan	37.3	698,974	—

(1)	With the exception of the RPRO, as discussed below, this column represents the years of service as of September 30, 2006.

(2)	This column represents the total discounted value of the monthly lifetime benefit earned at September 30, 2006 assuming the executive leaves UPS at this date and retires at age 60. The present value is not the monthly or annual lifetime benefit that would be paid to the executive. The present values are based on a 6 percent discount rate at September 30, 2006. The present values assume no pre-retirement mortality and utilize the RP 2000 mortality tables projected to 2020 reflecting company-specific experience for life expectancies after retirement.

The UPS Retirement Plan is a qualified defined benefit plan provided to executives and other UPS employees who generally are not covered by a collective bargaining agreement and who are not participating in another UPS-sponsored plan at a subsidiary company. UPS also sponsors a non-qualified defined benefit plan, the UPS Excess Coordinating Benefit Plan, for non-union employees whose pay and benefits in the qualified plan are limited by the Internal Revenue Service.

The Compensation Committee believes that the retirement, deferred compensation and/or savings plans offered at UPS are important for the long-term economic well-being of our employees, and are important elements of attracting and retaining the key talent necessary to compete. The UPS Retirement Plan and UPS Excess Coordinating Plan provide monthly lifetime benefits to participants and their eligible beneficiaries based on final average compensation at retirement, service with UPS and age at retirement. Participants may choose to receive a reduced benefit payable in an optional form of annuity that is equivalent to the single lifetime benefit.

The plans provide monthly benefits based on the greatest result from up to four benefit formulas. Participants receive the largest benefit from the applicable benefit formulas. For all executives except Jim Winestock, the formula that results in the largest benefit is called the “grandfathered integrated formula.” This formula provides retirement income equal to 58.33 percent of final average compensation offset by a portion of the Social Security benefit. A participant with less than 35 years of benefit service receives a proportionately lesser amount. For Jim Winestock, the formula that results in the largest benefit is called the “RPA integrated formula.” This formula provides retirement income equal to 1.2 percent of final average compensation plus 0.4 percent of final average compensation in excess of the Social Security wage base all multiplied by years of benefit service at the time of termination or retirement.

Participants earn benefit service for the time they work as an eligible UPS employee. For purposes of the formulas, compensation includes salary, management incentive awards granted under the United Parcel Service, Inc. Incentive Compensation Plan and the Half-Month Bonus. The average final compensation for each participant in the plans is the average covered compensation of the participant during the five highest consecutive years out of the last ten full calendar years of service.

Benefits payable under the UPS Retirement Plan are subject to the maximum compensation limits and the annual benefit limits for a tax-qualified defined benefit plan as prescribed and adjusted from time to time by the Internal Revenue Service. Eligible amounts exceeding these limits will be paid from the UPS Excess Coordinating Benefit Plan. Under this plan, participants receive the benefit in the form of a life annuity. From 1999 through 2002, certain executives were eligible for the RPRO, which allowed them to receive their benefit in excess of the Retirement Plan in a combination of life annuity and cash lump sum. Under this option, the cash lump sum is based on a projected benefit under the Excess Coordinating Benefit Plan using projected pay and service through the date the executive would have reached age 57, which is the reason for the differences in years of credited service in the 2006 Pension Benefits table.

The plans permit participants with 25 or more years of benefit service to retire as early as age 55 with only a limited reduction in the amount of their monthly benefits. Each of the named executives would be eligible to retire at age 60 and receive unreduced benefits from the plans. Mike Eskew and Jim Winestock are currently eligible for early retirement with reduced benefits from those shown above. If either executive had retired on September 30, 2006, his benefit would be reduced from those shown by 8.25 percent and 13.75 percent respectively.

2006 Non-Qualified Deferred Compensation

The following table shows the executive contributions, earnings and account balances for the NEOs in the UPS Deferred Compensation Plan for 2006.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	Last FY	Last FY	Last FY	Distributions	Last FYE
Name	($)(1)	($)	($)	($)	($) (1)

Michael L. Eskew	—	—	209,059	—	5,656,390
D. Scott Davis	—	—	54,698	—	754,338
David P. Abney	76,600	—	66,794	—	1,330,409
John J. Beystehner	75,320	—	124,881	—	3,630,436
James F. Winestock, Jr.	—	—	34,635	—	2,041,089

(1)	This column shows amounts that are also reported as salary, bonus or non-equity incentive plan awards in the Summary Compensation Table above. Those amounts, as well as amounts in the “Aggregate Balance” column that represent salary or bonus that was reported in the Summary Compensation Tables in prior years, are quantified in the table below.

		Amount included in both	Total Amounts Included in Both
	Amount included in both	Non-Qualified Deferred	Non-Qualified Deferred
	Non-Qualified Deferred	Compensation Table and previously	Compensation Table and 2006
	Compensation Table and 2006	reported in Prior Years’	or Prior Years’ Summary
	Summary Compensation Table	Summary Compensation Table	Compensation Table
Name	($)	($)	($)
Michael L. Eskew	—	4,288,112	4,288,112
D. Scott Davis	—	531,419	531,419
David P. Abney	76,600	954,885	1,031,485
John J. Beystehner	75,320	2,627,877	2,703,197
James F. Winestock, Jr.	—	1,628,382	1,628,382

There are three deferred compensation vehicles in the UPS Deferred Compensation Plan, and not all of the NEOs participate in each feature of the UPS Deferred Compensation Plan.

2004 and Before Salary Deferral Feature

•	Prior to December 31, 2004, contributions could be deferred from executive officers’ monthly salary and the Half-Month Bonus.

•	Prior to December 31, 2004, non-employee directors could defer retainer and meeting fees quarterly. Assets from the discontinued UPS Retirement Plan for Outside Directors were transferred to the 2004 and Before Salary Deferral Feature in 2003.

•	No contributions were permitted after December 31, 2004.

2005 and Beyond Salary Deferral Feature

•	Executive officers may defer one to 25 percent of their monthly salary, one to 100 percent of the Half Month Bonus and one to 100 percent of the cash portion of the MIP award.

•	Non-employee directors may defer retainer fees quarterly.

•	Elections are made annually for the following calendar year.

Stock Option Deferral Feature

•	Assets are invested solely in shares of UPS stock.

•	Non-qualified or Incentive Stock Options which vested prior to December 31, 2004 were deferrable during the annual enrollment period for the following calendar year. Participants deferred receipt of UPS stock that would otherwise be taxable upon the exercise of the stock option.

•	No deferrals of stock options which vest after December 31, 2004 are permitted. However, stock options that vested prior to December 31, 2004 and were deferred but not yet exercised will be deferred into the Stock Option Deferral Feature at the time of exercise, provided no separation from service has occurred.

Withdrawals and Distributions under the UPS Deferred Compensation Plan

•	For the 2004 and Before Salary Deferral Feature and the 2005 and Beyond Salary Deferral Feature, participants may elect to receive the funds in a lump sum or up to a 10 year installment (of 120 monthly payments), subject to restrictions if the balances are less than $10,000 and $20,000, respectively. For the Stock Option Deferral Feature, participants may elect to receive shares in a lump sum or up to 10 annual installments, subject to restrictions if the balance is less than $20,000.

•	The distribution election is irrevocable under the 2005 and Beyond Salary Deferral Feature, but may be changed under the 2004 and Before Salary Deferral Feature and the Stock Option Deferral Feature.

•	Hardship distributions are permitted under all three features of the UPS Deferred Compensation Plan.

•	No withdrawals are permitted under the 2005 and Beyond Salary Deferral Feature, but withdrawals are permitted for 100 percent of the account under the 2004 and Before Salary Deferral Feature and Stock Option Deferral Feature with forfeitures of 10 percent of the total account balances.

We do not make any company contributions to any of the three features of the UPS Deferred Compensation Plan. The aggregate balances shown in the table above represent amounts that the NEOs have earned but elected to defer, plus earnings (or less losses). There are no above market or preferential earnings in the UPS Deferred Compensation Plan. The investment options mirror those in the UPS Savings Plan, our 401(k) plan. Dividends earned on shares of our stock in the UPS Deferred Compensation Plan are earned at the same rate as all other class A and class B shares of common stock. Dividends are reinvested. Deferral elections made under the UPS Deferred Compensation Plan are irrevocable.

Potential Payments on Termination or Change In Control

We have not entered into any employment agreements with our NEOs that provide for severance or change in control benefits, nor do we have separate severance or change in control agreements or arrangements with our NEOs. As described earlier, our Compensation Committee believes that the UPS promotion from within policy has created a culture where long tenure for executives is the norm. As a result, the NEOs serve without employment contracts, as do most of our other U.S. based non-union employees.

The equity-based awards that we grant to our NEOs are made pursuant to the UPS Incentive Compensation Plan. Awards under the UPS Incentive Compensation plan generally can be granted to any of our employees, employees of our subsidiaries and affiliates, directors and certain consultants. The UPS Incentive Compensation Plan contains provisions that affect outstanding awards to all plan participants, including the NEOs, under certain circumstances, including a change in control of the company (as defined below) and a participant’s retirement, death or disability. Pursuant to the terms of the UPS Incentive Compensation Plan, upon a change in control or a participant’s retirement, death or disability:

•	all outstanding options become immediately exercisable, and remain exercisable throughout their entire term (upon a change in control) or remain exercisable for three years (upon participant’s retirement, death or disability);

•	any restriction periods and restrictions imposed on shares of restricted stock or RSUs which are not performance-based lapse; and

•	target payout opportunities attainable under all outstanding awards of performance-based restricted stock, RSUs and RPUs are deemed to have been fully earned for the applicable performance periods, and payment of the awards (in cash or stock, as applicable) is paid to the participant based upon an assumed achievement of all relevant targeted performance goals and the length of time within the applicable performance period which has elapsed.

In addition, the plan provides for tax gross-up payments to plan participants upon a change in control, retirement, death or disability if the plan participants would be subject to certain excise taxes imposed as a result of the amounts paid to the participant pursuant to the treatment of the awards as a result of the event. The tax gross-ups are payable as an additional lump sum cash payment.

The following tables show the potential payments to the NEOs upon a termination of employment under various circumstances. In preparing the tables below, we made certain assumptions. We assumed the termination occurred on December 31, 2006. The closing price per share of our common stock on the closest market day was $74.98 on December 29, 2006. With respect to the tax gross-ups, we assumed an excise tax rate under 280G of the Internal Revenue Code of 20 percent, a 35 percent federal income tax rate, a 1.45 percent Medicare tax rate and a 6 percent state income tax rate.

Michael L. Eskew

	Termination		Early	Normal
	(Voluntary or	Change in	Retirement	Retirement
	Involuntary)($)	Control($)	(Age 55)($)	(Age 65)($)	Death($)	Disability($)
Accelerated Vesting of Equity Awards:
MIP (RSUs)	—	366,277	366,277	366,277	366,277	366,277
LTI (Stock Options)	—	697,426	697,426	697,426	697,426	697,426
LTI (RPUs)	—	4,343,240	4,343,240	4,343,240	4,343,240	4,343,240
LTIP Award (RSUs)	—	663,873	663,873	663,873	663,873	663,873
280G Tax Gross-up	—	703,337	703,337	703,337	703,337	703,337
Benefits and Perquisites:
Split Dollar Life Insurance(1)	—				7,654,306
Incremental Non-Qualified Pension	—	—	49,283	—	—	—
Post-retirement Medical(2)	—	—	18,000	—	—	—

(1)	Life insurance elected under the RPRO. See the 2006 Pension Benefits table above.

(2)	Amount represents the accrued benefit credit available to use against the annual cost of the insurance premium paid by UPS. Credits are based on years of service, and unused portions do not carry over to the following year; however, the amount shown is renewed each year to apply against the annual premium.

D. Scott Davis

	Termination		Early	Normal
	(Voluntary or	Change in	Retirement	Retirement
	Involuntary)($)	Control($)	(Age 55)($)	(Age 65)($)	Death($)	Disability($)
Accelerated Vesting of Equity Awards:
MIP (RSUs)	—	185,426	185,426	185,426	185,426	185,426
LTI (Stock Options)	—	256,690	256,690	256,690	256,690	256,690
LTI (RPUs)	—	1,582,383	1,582,383	1,582,383	1,582,383	1,582,383
LTIP (RSUs)	—	302,394	302,394	302,394	302,394	302,394
280G Tax Gross-up	—	—	—	—	—	—
Benefits and Perquisites:
Split Dollar Life Insurance(1)	—	—	—	—	3,435,157	—
Incremental Non-Qualified Pension	—	—	9,687	—	—	—
Post-retirement Medical(2)	—	—	9,500	—	—	—

(1)	Life insurance elected under the RPRO. See the 2006 Pension Benefits table above.

(2)	Amount represents the accrued benefit credit available to use against the annual cost of the insurance premium paid by UPS. Credits are based on years of service, and unused portions do not carry over to the following year; however, the amount shown is renewed each year to apply against the annual premium.

David P. Abney

	Termination		Early	Normal
	(Voluntary or	Change in	Retirement	Retirement
	Involuntary)($)	Control($)	(Age 55)($)	(Age 65)($)	Death($)	Disability($)
Accelerated Vesting of Equity Awards:
MIP (RSUs)	—	142,762	142,762	142,762	142,762	142,762
LTI (Stock Options)	—	184,477	184,477	184,477	184,477	184,477
LTI (RPUs)	—	1,175,590	1,175,590	1,175,590	1,175,590	1,175,590
LTIP (RSUs)	—	231,163	231,163	231,163	231,163	231,163
280G Tax Gross-up	—	191,217	191,217	191,217	191,217	191,217
Benefits and Perquisites:
Split Dollar Life Insurance	—	—	—	—	—	—
Incremental Non-Qualified Pension	—	—	—	—	—	—
Post-retirement Medical	—	—	—	—	—	—

John J. Beystehner

	Termination		Early	Normal
	(Voluntary or	Change in	Retirement	Retirement
	Involuntary)($)	Control($)	(Age 55)($)	(Age 65)($)	Death($)	Disability($)
Accelerated Vesting of Equity Awards:
MIP (RSUs)	—	200,422	200,422	200,422	200,422	200,422
LTI (Stock Options)	—	264,058	264,058	264,058	264,058	264,058
LTI (RPUs)	—	1,674,854	1,674,854	1,674,854	1,674,854	1,674,854
LTIP (RSUs)	—	324,663	324,663	324,663	324,663	324,663
280G Tax Gross-up	—	43,328	43,328	43,328	43,328	43,328
Benefits and Perquisites:
Split Dollar Life Insurance	—	—	—	—	—	—
Incremental Non-Qualified Pension	—	—	20,385	—	—	—
Post-retirement Medical(1)	—	—	18,500	—	—	—

(1)	Amount represents the accrued benefit credit available to use against the annual cost of the insurance premium paid by UPS. Credits are based on years of service, and unused portions do not carry over to the following year; however, the amount shown is renewed each year to apply against the annual premium.

James F. Winestock, Jr.

	Termination		Early	Normal
	(Voluntary or	Change in	Retirement	Retirement
	Involuntary)($)	Control($)	(Age 55)($)	(Age 65)($)	Death($)	Disability($)
Accelerated Vesting of Equity Awards:
MIP (RSUs)	—	130,015	130,015	130,015	130,015	130,015
LTI (Stock Options)	—	108,811	108,811	108,811	108,811	108,811
LTI (RPUs)	—	851,287	851,287	851,287	851,287	851,287
LTIP (RSUs)	—	212,418	212,418	212,418	212,418	212,418
280G Tax Gross-up		123	123	123	123	123
Benefits and Perquisites:
Split Dollar Life Insurance(1)	—	—	—	—	3,053,625	—
Incremental Non-Qualified Pension	—	—	10,417	—	—	—
Post-retirement Medical(2)	—	—	19,000	—	—	—

(1)	Life insurance elected under the RPRO. See the 2006 Pension Benefits table above.

(2)	Amount represents the accrued benefit credit available to use against the annual cost of the insurance premium paid by UPS. Credits are based on years of service, and unused portions do not carry over to the following year; however, the amount shown is renewed each year to apply against the annual premium.

The tables above do not include payments and benefits to the extent they are generally provided on a non-discriminatory basis to salaried employees not subject to a collective bargaining agreement upon termination of employment. These include:

•	life insurance upon death in the amount of 12 times the employee’s monthly base salary, with a December 31, 2006 maximum benefit payable of $1 million;

•	a death benefit in the amount of three times the employee’s monthly salary;

•	disability benefits; and

•	accrued vacation amounts.

The tables above also do not include amounts to which the executives would be entitled to receive that are already described in the compensation tables that appear earlier in this proxy statement, including:

•	the value of equity awards that are already vested;

•	amounts payable under defined benefit pension plans; and

•	amounts previously deferred into the deferred compensation plan.

Definition of a Change in Control

Under the terms of the UPS Incentive Compensation Plan, a change in control is deemed to have occurred as a result of any one of the following events:

•	shareowners’ approval of a reorganization, merger, share exchange or consolidation, in each case, where persons who were the shareowners immediately prior to such event do not, immediately thereafter, own more than 50 percent of the combined voting power of the reorganized, merged, surviving or consolidated company’s then outstanding securities entitled to vote generally in the election of directors;

•	a liquidation or dissolution of UPS or the sale of substantially all of UPS’s assets;

•	the board members as of November 9, 1999 or board members whose elections or nominations are approved by a majority of such board members cease for any reason to constitute at least an 80 percent majority of the board of directors; or

•	a change (other than due to retirement) of 50 percent or more of the executive officers of UPS at the level of Senior Vice President and above within a consecutive 12 month period.

COMPENSATION OF DIRECTORS

In 2006, our non-employee directors received an annual retainer of $75,000, and committee chairs received an additional annual retainer of $10,000. Retainers are paid on a quarterly basis. Non-employee directors received an annual restricted stock grant of class A common stock in the amount of $85,000. In addition, upon joining the board, new non-employee directors received a restricted stock grant of class A common stock in the amount of $25,000. Directors are reimbursed for their expenses related to board membership. Under the UPS Deferred Compensation Plan, non-employee directors may defer retainer fees quarterly, but we do not make any company contributions under this plan. There are no preferential or above market earnings in the UPS Deferred Compensation Plan.

Compensation for non-employee directors in 2007 will remain the same for the annual retainer and the one-time award of $25,000 for new directors. To remain market competitive the Compensation Committee recommended and the Board of Directors approved an increase in the 2007 restricted stock grant from $85,000 to $110,000, and an increase in the additional annual retainer for the Audit Committee chair from $10,000 to $20,000. The additional annual retainer for the other two committee chairs will remain at $10,000. The decision to increase the restricted stock grant and the additional annual retainer fee for the Audit Committee chair was based on an analysis of director compensation at other large organizations with more than $10 billion in annual revenue.

Our employee directors do not receive any compensation for service as director.

2006 Director Compensation

The following table sets forth the compensation paid to our non-employee directors in 2006.

	Fees Earned
	or Paid in	Stock	Option	All Other
	Cash	Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)(4)	($)(5)	($)

Michael J. Burns	75,000	23,898	—	—	98,898
Stuart E. Eizenstat	75,000	23,898	—	—	98,898
James P. Kelly	75,000	55,607	4,336	—	134,943
Ann M. Livermore	75,000	63,806	9,479	—	148,285
Gary E. MacDougal(6)	85,000	167,718	9,479	3,000	265,197
Victor A. Pelson	85,000	63,806	9,479	3,000	161,285
John W. Thompson	75,000	63,806	9,479	—	148,285
Carol B. Tomé	85,000	63,965	9,479	750	159,194
Ben Verwaayen	75,000	52,238	—	—	127,238

(1)	The following directors deferred 2006 cash compensation into the UPS Deferred Compensation Plan (further described above under the Non-Qualified Deferred Compensation Table): Burns — $75,000; Eizenstat — $75,000; Pelson — $85,000; Tomé — $85,000; and Verwaayen — $75,000.

(2)	This column represents the compensation expense recognized for financial statement reporting purposes in 2006, in accordance with FAS 123R, excluding the normal reduction for estimated forfeitures, for the following stock awards: restricted stock granted in 2005 and 2006; restricted performance units granted in 2003 and 2004; and phantom stock granted in 2001, 2002, 2003, and 2004. The grant date fair value for each restricted stock award, restricted performance unit award and phantom stock award was $85,000 ($25,000 for initial stock grants to newly-elected directors), $65,000 and $25,000, respectively, and the number of units was determined using the NYSE closing price of UPS class B common stock on the date of grant. The dividends earned on each award are reinvested in additional units (dividend equivalent units) at each dividend payable date.

Restricted stock vests three years from the date of grant, except for the initial stock grants made to newly-elected directors which vest five years from the date of grant. In addition, any unvested restricted stock vests at the board meeting preceding a director’s 70th birthday. Restricted performance units vest five years after the date of grant. Phantom stock vests at the date of grant and are settled in cash at the end of a director’s term.

(3)	Directors in 2003 and 2004 received stock options awards. However, in 2005 those awards were discontinued and we began granting restricted stock to all directors. Directors Michael Burns, Stuart Eizenstat and Ben Verwaayen joined the board in 2005, and were therefore ineligible for the options granted in 2003 and 2004.

(4)	This column represents the dollar amount recognized for financial statement reporting purposes in 2006, in accordance with FAS 123R, excluding an estimate for forfeitures, for stock option awards granted in 2003 and 2004. The assumptions used to value stock option awards granted in 2003 and 2004 can be found in Note 1 “Summary of Accounting Policies” in our 2003 Form 10-K and in Note 11 “Stock-Based Compensation” in our 2006 Form 10-K, respectively.

(5)	Amounts in this column represent charitable contributions made under the UPS Gift Matching Program. UPS matches the amount of the donation up to a maximum of $3,000 per year.

(6)	Gary MacDougal’s FAS 123R compensation expense for stock awards exceeds that of the other outside directors due to the accelerated vesting of his restricted stock on May 4, 2006, the date of the board meeting preceding his 70th birthday.

The aggregate shares for stock awards and option awards, which were outstanding as of December 31, 2006, are presented in the table below.

				Stock Options
	Stock Awards			Number of
		Restricted	Phantom	Shares
		Performance	Stock	Underlying
	Restricted	Units	Units	Options
Name	Stock (#)	(#)	(#)	(#)

Michael J. Burns	1,412	—	—	—
Stuart E. Eizenstat	1,412	—	—	—
James P. Kelly	2,276	570	369	1,343
Ann M. Livermore	2,276	1,227	1,758	7,215
Gary E. MacDougal(1)	—	1,227	1,758	7,215
Victor A. Pelson	2,276	1,227	1,758	5,609
John W. Thompson	2,276	1,227	1,758	5,609
Carol B. Tomé	2,276	1,227	831	2,864
Ben Verwaayen	2,622	—	—	—

(1)	Gary MacDougal’s restricted stock vested on May 4, 2006, in accordance with the terms of the award under the UPS Incentive Compensation Plan, which provide for 100 percent vesting at the board meeting preceding a member’s 70th birthday.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is responsible for, among other things, reviewing and approving compensation for the executive officers, establishing the performance goals on which the compensation plans are based and setting the overall compensation principles that guide the committee’s decision-making. The Compensation Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the board of directors that the CD&A be included in the 2007 proxy statement and incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

The Compensation Committee
Victor A. Pelson, Chair
Stuart E. Eizenstat
John W. Thompson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Stuart Eizenstat, Vic Pelson and John Thompson were members of the Compensation Committee of our board of directors during 2006. None of these directors are employees or former employees of UPS. None of the members of the Compensation Committee has any direct or indirect material interest in or relationship with us outside of his position as a non-employee director. None of our executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serves on our board of directors or Compensation Committee.

RELATED PERSON TRANSACTIONS

In accordance with our Audit Committee charter, our Audit Committee is responsible for overseeing our Code of Business Conduct, which includes policies relating to conflicts of interest. Although we have not entered into any such transactions that meet the requirements for disclosure in this proxy statement, if there were to be such a transaction, it would need to be approved by our Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our board of directors is responsible for, among other things, reviewing with Deloitte & Touche LLP, our independent registered public accountants, the scope and results of their audit engagement. In connection with the 2006 audit, the Audit Committee has:

•	reviewed and discussed with management UPS’s audited financial statements, including management’s report on internal controls over financial reporting, included in our Annual Report on Form 10-K for the year ended December 31, 2006,

•	discussed with Deloitte & Touche the matters required by Statement of Accounting Standards No. 61, as amended, and

•	received from and discussed with Deloitte & Touche the communications from Deloitte & Touche required by Independence Standards Board Standard No. 1 regarding their independence.

Based on the review and the discussions described in the preceding bullet points, the Audit Committee recommended to the board of directors that the audited financial statements and management’s report on internal controls over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

The Audit Committee has adopted a charter and a process for pre-approving services to be provided by Deloitte & Touche.

The members of the Audit Committee have been determined to be independent in accordance with the requirements of Section 303.01 (B)(2)(a) and (3) of the New York Stock Exchange listing standards.

The Audit Committee

Carol B. Tomé, Chair
Michael J. Burns
John W. Thompson
Ben Verwaayen

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
(Proposal No. 2)

Our Audit Committee has appointed Deloitte & Touche LLP, independent registered public accountants, to audit our consolidated financial statements for the year ending December 31, 2007 and to prepare a report on this audit, subject to ratification by our shareowners. A representative of Deloitte & Touche will be present at the annual meeting of shareowners, will have the opportunity to make a statement and will be available to respond to appropriate questions by shareowners.

The board of directors recommends that shareowners vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants.

Principal Accounting Firm Fees

Aggregate fees billed to us for the fiscal years ended December 31, 2006 and 2005 by our independent registered public accountants, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates were:

	Fiscal Year Ended
	2006	2005

Audit Fees(a)	$13,260,000	$12,923,000
Audit-Related Fees(b)	686,000	290,000
Total Audit and Audit-Related Fees	13,946,000	13,213,000
Tax Fees(c)	1,585,000	2,299,620
All Other Fees	—	—
Total Fees	$15,531,000	$15,512,620

(a)	Includes fees for the audit of our annual financial statements, Sarbanes-Oxley Section 404 attestation procedures, statutory audits of foreign subsidiary financial statements and services associated with securities filings.

(b)	Includes fees for SAS 70 reports, employee benefit plan audits and accounting consultations.

(c)	Includes fees for tax compliance work and tax planning and advice services.

The Audit Committee has considered whether the provision of audit-related and other non-audit services by Deloitte & Touche is compatible with maintaining Deloitte & Touche’s independence.

Our Audit Committee has established a policy requiring the pre-approval of all audit and non-audit services provided to us by Deloitte & Touche. The policy provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee. The Audit Committee has delegated to its chair authority to pre-approve permitted services between the Audit Committee’s regularly scheduled meetings, and the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting for review by the Audit Committee. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of our independent registered public accountants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own beneficially more than 10 percent of either our class A or class B common stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file with the SEC. To our knowledge, each of our directors and executive officers complied during 2006 with all applicable Section 16(a) filing requirements, except for a late Form 4 filing for Michael J. Burns due to an administrative error.

SOLICITATION OF PROXIES

We will pay our costs of soliciting proxies. Directors, officers and other employees may solicit proxies by mail, in person or by telephone. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to the proxy materials from, beneficial owners. In addition, we have retained Mellon Investor Services LLC to assist in the solicitation of proxies for the 2007 Annual Meeting at a fee of approximately $15,000 plus associated costs and expenses.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple shareowners who share the same last name and address and do not participate in electronic delivery will receive only one copy of the annual proxy materials, although each shareowner will receive his or her own proxy card. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which typically are mailed in March of each year, by notifying us in writing or by telephone at: UPS Investor Relations, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, (404) 828-6059. You also may request additional copies of the proxy materials by notifying us in writing or by telephone at the same address or telephone number.

If you share an address with another shareowner and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address or telephone number.

OTHER BUSINESS

Our board of directors is not aware of any business to be conducted at the annual meeting of shareowners other than the proposals described in this proxy statement. Should any other matter requiring a vote of the shareowners arise, the persons named in the accompanying proxy card will vote in accordance with their best judgment.

Under our bylaws and SEC regulations, any shareowner proposals or director nominations for the 2008 annual meeting of shareowners must be received by our Corporate Secretary at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, no later than November 20, 2007 to be eligible for inclusion in the proxy statement for next year’s meeting.

Pursuant to Rule 14a-4 under the Exchange Act, if a shareowner notifies us after February 4, 2008 of an intent to present a proposal at our 2008 annual meeting of shareowners, our proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, without including information regarding the proposal in our proxy materials.

A copy of our 2006 annual report on Form 10-K, including financial statements, as filed with the SEC, may be obtained without charge upon written request to: Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328. It is also available on our investor relations website at www.shareholder.com/ups.

Annex I

Excerpt from the UPS Corporate Governance Guidelines
Relating to Director Independence Standards

An “independent” director is a director whom the Board has determined has no material relationship, other than as a director of the Company, with the Company or any of its consolidated subsidiaries, either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. In addition, when determining whether a director is independent, the Board applies the categorical standards set forth below.

Under no circumstances is a director independent if:

1. the director is, or has been within the past three years, an employee of the Company, or an immediate family member of the director is, or in the past three years has been, an executive officer of the Company, other than on an interim basis;

2. (A) the director or an immediate family member is a current partner of a firm that is the Company’s external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

3. the director, or a member of the director’s immediate family, is or in the past three years has been, an executive officer of another company where any of the Company’s present executives concurrently served on the compensation committee;

4. the director, or a member of the director’s immediate family, has, in any twelve-month period within the past three years, received any direct compensation from the Company in excess of $100,000, other than compensation for service on the Board or any of its committees, compensation received by the director’s immediate family member for service as a non-executive employee of the Company, and pension or other forms of deferred compensation for prior service with the Company; or

5. the director is a current employee, or a member of the director’s immediate family is an executive officer, of another company that makes payments to or receives payments from the Company, or during any of the last three fiscal years has made payments to or received payments from the Company, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues. For purposes of this section, a contribution to a tax-exempt entity is not a “payment.”

An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

UNITED PARCEL SERVICE, INC.
INVESTOR RELATIONS B1F7
55 GLENLAKE PARKWAY, N.E.
ATLANTA, GEORGIA 30328
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by United Parcel Service, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2007. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to United Parcel Service, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. If you vote by Internet or phone, you do not need to return this card.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:       X

UPS001	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
UNITED PARCEL SERVICE, INC.

1.	Election of a board of directors to serve until the 2008 annual meeting of shareowners.		For All	Withhold All	For All Except	To withhold authority to vote for one or more nominee(s), mark “For All Except” and write the nominee’s number(s) on the line below.

	01) Michael J. Burns	06) Ann M. Livermore
	02) D. Scott Davis	07) Victor A. Pelson
	03) Stuart E. Eizenstat	08) John W. Thompson
	04) Michael L. Eskew	09) Carol B. Tomé
	05) James P. Kelly	10) Ben Verwaayen

			☐	☐	☐

		For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as UPS’s independent registered public accountants for the year ending December 31, 2007.	☐	☐	☐

3.	In their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.
Sign exactly as name appears hereon. For joint accounts all co-owners should sign. Executors, administrators, custodians, trustees, etc. should so indicate when signing.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Annual Meeting of Shareowners
Thursday, May 10, 2007, 8:00 a.m. (Eastern time)
Hotel du Pont
11th and Market Streets
Wilmington, Delaware 19801
DETACH HERE

UNITED PARCEL SERVICE, INC. This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareowners to be held on May 10, 2007
I hereby appoint MICHAEL L. ESKEW and TERI P. McCLURE, or either of them, with power of substitution, as attorneys and proxies to vote all of the shares of stock outstanding in my name as of March 12, 2007 at the annual meeting of shareowners of United Parcel Service, Inc. to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 10, 2007, and at any or all adjournments thereof, and I hereby instruct and authorize the attorneys to vote as stated on the reverse side. (If you sign and return this proxy but no direction is made, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR Proposal 2.)
If I participate in the UPS Qualified Stock Ownership Plan and Trust, I direct the Trustee to vote the stock in the manner stated on the reverse side. (If you sign and return this proxy but no direction is made, the Trustee will vote the shares FOR the election of the nominees listed in Proposal 1 and FOR Proposal 2. If this card is not returned or is returned unsigned, the Trustee will vote the shares in the same proportion as the shares for which voting instructions are received from other participants.)
(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)